UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
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Soliciting Material under §240.14a-12

MUELLER INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2021 ANNUAL REPORT | 2022 PROXY STATEMENT

MUELLER INDUSTRIES

RESULTS AT A GLANCE

SUMMARY OF OPERATIONS	2021	2020	2019	2018	2017
(Dollars in thousands except per share data)	($)	($)	($)	($)	($)
Net sales	3,769,345	2,398,043	2,430,616	2,507,878	2,266,073
Operating income	655,845	245,838	191,403	172,969	150,807
Net income	468,520	139,493	100,972	104,459	85,598
Adjusted EBITDA(1)	645,535	272,399	232,648	208,590	184,726
Diluted earnings per share	8.25	2.47	1.79	1.82	1.49
Dividends per share(2)	0.52	0.40	0.40	0.40	8.40
SUMMARY OF CASH FLOW	2021	2020	2019	2018	2017
(Dollars in thousands)	($)	($)	($)	($)	($)
Cash Flow from Operations	311,701	245,073	200,544	167,892	43,995
Capital Expenditures	31,833	43,885	31,162	38,481	46,131
Free Cash Flow(3)	279,868	201,188	169,382	129,411	(2,136)
SIGNIFICANT YEAR-END DATA	2021	2020	2019	2018	2017
(Dollars in thousands except per share data)	($)	($)	($)	($)	($)
Cash and cash equivalents	87,924	119,075	97,944	72,616	120,269
Total Assets	1,728,936	1,528,568	1,370,940	1,369,549	1,320,173
Total Debt	1,875	327,876	386,254	496,698	465,072
Ratio of current assets to current liabilities	2.7 to 1	2.4 to 1	3.0 to 1	3.0 to 1	3.1 to 1
Book value per share	21.33	13.61	11.30	9.67	9.03

2021 HIGHLIGHTS

(1)	EBITDA is a non-GAAP financial measure. See Appendix A for a reconciliation of EBITDA to our results reported under GAAP.
(2)	Dividends in 2017 include a special dividend of $8.00 per share paid on March 9, 2017.
(3)	Free cash flow is a non-GAAP financial measure, which represents cash flow from operations minus capital expenditures. Both cash flow from operations and capital expenditures presented above are as reported in the Company’s Annual Report on Form 10-K for the years presented.

MESSAGE FROM OUR CHAIRMAN

Dear Stockholders:

In 2021, Mueller Industries delivered its second consecutive year of record earnings amidst a macroeconomic environment marked by the ongoing pandemic, supply-chain disruptions and a difficult labor market. At Mueller, we strive to “Be Flexible and Receptive to Change,” and that approach proved vital to our success.

Our results demonstrate what our Company can accomplish when its potential is unleashed and we fire on all cylinders. Favorable market conditions led to robust demand levels in all of our businesses. Our manufacturing facilities operated at very high levels of efficiency and productivity, and our sales and marketing teams proactively responded to significant levels of inflation across our supply chain by swiftly implementing necessary price increases.

Having now achieved our fourth consecutive year of double digit operating earnings growth, we remain committed to and focused on executing our long term strategic plan. Our priorities are to protect and expand our core businesses, grow our downstream value-added businesses, and to plant seeds in innovative products and emerging technologies. In so doing, we will continue to drive growth and create value for our stockholders.

Below are just a few examples of our achievements during the past year:

Strategic Execution

Expansion

In January 2021, we acquired the former Hart & Cooley flexible duct business, which complements the ATCO Flex business we acquired in 2018. We reintroduced it to the market as “H&C Flex” and the business has significantly benefitted from the implementation of our culture and best practices. Production continues to improve, and we are confident that H&C Flex will be an important supplier to the markets we serve, and an even more positive contributor to our 2022 results.

In December, we acquired the bank debt of the Mueller Middle East copper tube mill in Bahrain, in which we previously held a minority interest. The business had underperformed since commencing operations in 2018, and as such, required a new leadership team and vision. After acquiring the debt on favorable terms, we have restructured the business and accelerated investment plans so that the business can operate with a more stable and efficient capital platform. We anticipate that the business will be profitable in early 2022.

Innovation

We spent the full year installing our state of the art copper scrap refining system at our Mueller Europe operation in the United Kingdom. The project will be completed by the end of the second quarter of 2022, and will serve as the United Kingdom’s only copper refinery. This investment will not only deliver important financial benefits to the Company, but it will also contribute to our sustainability goals. Specifically, the refining system will enable us to fully supply the needs of our mill by utilizing local copper scrap, thereby reducing our reliance upon imported raw materials (which are costly to mine and transport), and mitigating the costs associated with exporting copper scrap to be refined in other countries. Establishing such a circular economy is a vital benefit to both our Company and the communities in which we operate.

In today’s tight labor environment, contractors across a wide spectrum of vocations are seeking products that reduce labor hours, training and skill requirements. This trend has paved the way for a rapidly evolving innovation in piping systems called “press fittings,” which offer a way to join pipes mechanically (i.e., without a torch or flame). Since we first introduced our line of plumbing press technology in 2016, it has achieved double digit earnings growth on an annual basis. In late 2021, building on this momentum and in direct response to our customers’ needs, we launched two new press product lines: our new “Carbon Steel Press Fitting” for use in natural gas systems, non-potable water applications and fire sprinkler systems, and our proprietary copper “ACR Press Fitting,” which is used systems that carry refrigerant. As a global leader in air conditioning and refrigeration pipe and joining products, we are excited to bring this new functionality to our customers to help them adapt to these ongoing challenges.

Optimization

Although growth is our focus, we continually evaluate our portfolio of businesses to ensure they remain aligned with our long term objectives. Should an investment no longer fit within our long term growth strategy, or remain on track to achieve our high standard of financial and operational performance, we consider alternate courses of action. In 2021, we exercised the opportunity to divest of four businesses that while profitable, were not positioned to meet our long term expectations. The proceeds from these divestitures were substantial relative to the performance of the businesses, and the gains from these divestitures contributed $57.8 million of our operating income in 2021.

Financial Performance

Sales in 2021 grew by $1.4 billion, or 60%, to $3.8 billion. Organic sales increased in all three business segments as market demand outpaced capacity for the majority of the year in every one of our businesses. COMEX copper rose 51% over the prior year, thereby contributing to our increased revenues, as we successfully passed these costs through to our customers in a timely manner. Moreover, growth through acquisitions (including the H&C Flex acquisition, and our August 2020 acquisition of the Kessler Sales and Distribution business) also contributed to the overall increase in sales.

Operating income in 2021 reached $656 million, a $410 million increase over the prior year. Adjusting for the gains from the proceeds of the four divestitures, the improvement was $352  million. This growth was fueled by our strong sales, combined with a 400 basis point expansion of our gross margin stemming from effective price management in response to wage inflation and escalating consumable, freight and distribution costs.

In 2021, we generated $312 million in cash from operations, fueled by the strength of our operating performance, after investing an additional $212 million in working capital to support our growth. This robust cash generation was the highest in our history, and paved the way for us to opportunistically pay down $330 million of debt, fund $62 million in acquisitions and capital expenditures, and return $29 million to our valued stockholders in the form of quarterly dividends. We closed the year with a strong balance sheet, including $88 million of cash on hand and zero net debt.

While we have ambitious goals for the future, we continue to employ a prudent and balanced approach for managing our capital allocation and risk, prioritizing re-investment in our operations and acquisitions to drive growth, as well as stockholder returns. Given our strong cash generation and healthy balance sheet, we recently announced a 92% increase in our regular quarterly dividend for 2022 from $0.13 per share to $0.25 per share. On an annualized run rate, this increases our dividend from $0.52 per share to $1.00 per share.

Sustainability

Ensuring the safety, health and well-being of our employees is the most critical pillar of our business and values. In 2021, despite increased staffing at all locations to support ongoing demand, our OSHA incidence rate remained at our lowest level of all time. To better demonstrate our longstanding commitment to the critical environmental, social and governance measures that we and our stakeholders value, we recently published our inaugural Sustainability Report. Our newly updated 2022 Sustainability Report is also now available on our website at www.muellerindustries.com/about-us/sustainability/, and we invite you to follow our progress in these areas.

Outlook and Conclusion

We look to the future with high expectations for our Company. At our core, we are a manufacturer, and the diverse array of products we produce and distribute are essential in supporting, among other critical infrastructure needs, clean air and water applications, food preservation, medical and health related technologies, transportation and climate comfort. Our products are integral to residential home construction, but they are used even more extensively in the schools, firehouses, convenience stores, supermarkets, hospitals, office buildings, hotels and other service facilities that support burgeoning residential communities. As we head into 2022, demand remains at very high levels across our businesses, and we are optimistic that this will continue.

Once again, I want to express my appreciation to our dedicated employees, loyal customers and valued stockholders for their confidence and continued support.

Very truly yours,

Greg Christopher
Chairman and Chief Executive Officer

THURSDAY, MAY 5, 2022
8:00 A.M., Central Time
150 Schilling Boulevard, Second Floor
Collierville, Tennessee 38017

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

BY INTERNET http://www.proxyvote.com

BY TELEPHONE Call the telephone number on your proxy card.

BY MAIL Mark, date, sign and return your proxy card in the enclosed envelope.

IN PERSON Attend the Annual meeting at the Company’s headquarters.

It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to mark, date and sign the enclosed proxy card and return it in the enclosed self-addressed envelope, which requires no postage if mailed in the United States.
NOTICE of Annual Meeting of Stockholders

PURPOSE To vote on three proposals:
1.	To elect eight directors, each to serve on the Company’s Board of Directors (the “Board”), until the next annual meeting of stockholders (tentatively scheduled for May 4, 2023), or until his or her successor is elected and qualified;
2.	To consider and act upon a proposal to approve the appointment of Ernst & Young LLP, independent registered public accountants, as auditors of the Company for the fiscal year ending December 31, 2022; and
3.	To conduct an advisory vote on the compensation of the Company’s named executive officers (“NEOs”).

To conduct and transact such other business as may properly be brought before the Annual Meeting and any adjournment thereof.

RECORD DATE

Only stockholders of record at the close of business on March 18, 2022, will be entitled to notice of and vote at the Annual Meeting or any adjournment(s) thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be prepared and maintained at the Company’s corporate headquarters at 150 Schilling Boulevard, Suite 100, Collierville, Tennessee 38017. This list will be available for inspection by stockholders of record during normal business hours for a period of at least 10 days prior to the Annual Meeting.

/s/ Christopher J. Miritello
Christopher J. Miritello
Corporate Secretary
March 31, 2022

MUELLER INDUSTRIES • 2022 PROXY STATEMENT	6

PROXY SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION IN THIS PROXY STATEMENT. PLEASE REVIEW THE ENTIRE PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K BEFORE VOTING YOUR SHARES.

—	INFORMATION ABOUT VOTING AND THE ANNUAL MEETING

We are providing you with these proxy materials in connection with the solicitation by the Board of Directors of Mueller Industries, Inc. (the “Company”) of proxies for our 2022 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at 8:00 A.M., Central time on Thursday, May 5, 2022, at our corporate headquarters located at 150 Schilling Boulevard, Collierville, Tennessee 38017, in the second floor conference room.

This Proxy Statement, together with the Company’s Annual Report for the fiscal year ended December 25, 2021, is first being mailed to stockholders on or about March 31, 2022. Pursuant to rules adopted by the Securities and Exchange Commission, the Company is providing access to its proxy materials over the Internet at http://www.proxyvote.com.

When a proxy card is returned properly signed, the shares represented thereby will be voted in accordance with the stockholder’s directions appearing on the card. If the proxy card is signed and returned without directions, the shares will be voted for the nominees named herein and in accordance with the recommendations of the Company’s Board of Directors as set forth herein. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by giving written notice to the secretary of the Annual Meeting or by casting a ballot at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by election inspectors appointed for the Annual Meeting. The election inspectors will also determine whether a quorum is present. The holders of a majority of the shares of common stock, $.01 par value per share (“Common Stock”), outstanding and entitled to vote who are present either in person or represented by proxy will constitute a quorum for the Annual Meeting.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

Record Date: March 18, 2022

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     7

—	2021 PERFORMANCE

(1)	Adjusted operating income and adjusted EBITDA are non-GAAP financial measures which exclude certain items in order to better reflect results of on-going operations. See Appendix A for a reconciliation of non-GAAP financial measures to our results reported under GAAP.

—	ANNUAL MEETING OF STOCKHOLDERS

Date and Time: Thursday, May 5, 2022 8:00 A.M., Central Time	Place: 150 Schilling Boulevard Second Floor Collierville, Tennessee 38017	Record Date: March 18, 2022

—	AGENDA AND VOTING MATTERS

We are asking you to vote on the following proposals at the Annual Meeting:

Proposal	Board Recommendation	Page Reference
Proposal 1 – Election of Directors	FOR each nominee	11
Proposal 2 – Approval of Auditor	FOR	21
Proposal 3 – Say-on-Pay	FOR	23

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     8

—	PROPOSAL 1: ELECTION OF DIRECTORS

The following table provides summary information about each director nominee. The Board of Directors believes that these nominees reflect an appropriate composition to effectively oversee the performance of management in the execution of the Company’s strategy, and as such, recommends a vote “for” each of the eight nominees listed below.

Name	Age	Director Since	Primary Occupation	Independence	Committee Memberships	Current Other Public Boards
Gregory L. Christopher Chairman and Chief Executive Officer	60	2010	Chief Executive Officer, Mueller Industries, Inc.	N	None	None
Elizabeth Donovan	69	2019	Retired, Chicago Board Options Exchange	Y	NCG*	None
William C. Drummond	68	2022	Principal, The Marston Group, PLC	Y	A	None
Gary S. Gladstein	77	2000	Private Investor, Consultant	Y	C	None
Scott J. Goldman	69	2008	Chief Executive Officer, TextPower, Inc.	Y	A	None
John B. Hansen	75	2014	Retired Executive Vice President, Mueller Industries, Inc.	Y	A*, NCG	None
Terry Hermanson Lead Independent Director since January 1, 2019	79	2003	Principal, Mr. Christmas Incorporated	Y	None	None
Charles P. Herzog, Jr.	64	2017	Co-Founder and Principal, Atadex LLC & Vypin LLC	Y	C*, NCG	None

A = Audit Committee

C = Compensation and Stock Option Committee

NCG = Nominating and Corporate Governance Committee

* = Chair

—	PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

We ask our stockholders to approve the selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Below is summary information about fees paid to EY for services provided in 2021 and 2020:

	2021	2020
Audit Fees	$3,096,955	$2,749,755
Audit-Related Fees	74,000	47,000
Tax Fees	660,000	406,000
All Other Fees	—	—
	$3,830,955	$3,202,755

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     9

—	PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement. Our executive officers are responsible for achieving long-term strategic goals, and as such, their compensation is weighted toward rewarding long-term value creation for stockholders. Beyond base salary and traditional benefits, we maintain an annual cash incentive compensation program that is driven by a pay-for-performance philosophy and based on ambitious performance targets both at the Company and business line levels. We also maintain a long-term equity incentive compensation program, the primary objective of which is to motivate and retain top talent — a particularly vital goal given the uniquely competitive industry in which we operate. Accordingly, we utilize a combination of extended time-vesting schedules and performance-based vesting criteria to encourage executives and associates alike to enjoy lengthy tenures at the Company, develop industry expertise and relationships, and drive our long-term success.

Our emphasis on a pay for performance compensation model is best illustrated in the following charts, which show that in 2021, a substantial majority of our NEOs’ overall compensation — consisting of target long-term and short-term incentive compensation combined — is performance-based or “at risk.”

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     10

PROXY STATEMENT

—	PROPOSAL 1: ELECTION OF DIRECTORS

Eight director nominees will be elected at the Annual Meeting, each to serve until the next annual meeting (tentatively scheduled for May 4, 2023), or until the election and qualification of their successors. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting: Gregory L. Christopher, Elizabeth Donovan, William C. Drummond, Gary S. Gladstein, Scott J. Goldman, John B. Hansen, Terry Hermanson and Charles P. Herzog, Jr. (collectively, the “Nominees”).

Directors are elected by a plurality of the votes cast, which means that the individuals who receive the greatest number of votes cast “For” are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted “For” a particular director (whether as a result of a direction to withhold or a broker non-vote) will not be counted in such director’s favor.

The Board of Directors has adopted a majority vote policy in uncontested elections. An uncontested election means any stockholders meeting called for purposes of electing any director(s) in which (i) the number of director nominees for election is equal to the number of positions on the Board of Directors to be filled through the election to be conducted at such meeting, and/or (ii) proxies are being solicited for the election of directors solely by the Company.

The election of directors solicited by this Proxy Statement is an uncontested election. In the event that a nominee for election in an uncontested election receives a greater number of votes “Withheld” for his or her election than votes “For” such election, such nominee will tender an irrevocable resignation to the Nominating and Corporate Governance Committee, which will decide whether to accept or reject the resignation and submit such recommendation for prompt consideration by the Board of Directors no later than ninety (90) days following the uncontested election.

—	SELECTING NOMINEES TO THE BOARD

The Nominating and Corporate Governance Committee considers, among other things, the following criteria in selecting and reviewing director nominees:

•	personal and professional integrity, and the highest ethical standards;
•	skills, business experience and industry knowledge useful to the oversight of the Company based on the perceived needs of the Company and the Board at any given time;
•	the ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings;
•	the interest, capacity and willingness to serve the long-term interests of the Company; and
•	the lack of any personal or professional relationships that would adversely affect a candidate’s ability to serve the best interests of the Company and its stockholders.

The Nominating and Corporate Governance Committee also assesses the contributions of the Company’s incumbent directors in connection with their potential re-nomination. In identifying and recommending director nominees, the Committee members take into account such factors as they determine appropriate, including recommendations made by the Board of Directors.

As reflected in its formal charter, the Nominating and Corporate Governance Committee considers the diversity of the Company’s Board and employees to be a tremendous asset. The Company is committed to maintaining a highly qualified and diverse Board, and as such, all candidates are considered regardless of their age, gender, race, color of skin, ethnic origin, political affiliation, religious preference, sexual orientation, country of origin, physical handicaps or any other category. These efforts to promote diversity are assessed annually to assure that the Board contains a balanced and effective mix of individuals capable of advancing the Company’s long-term interests.

The Nominating and Corporate Governance Committee does not consider individuals nominated by stockholders for election to the Board. The Board believes that this is an appropriate policy because the Company’s Restated Certificate of Incorporation and Amended and Restated By-laws (“Bylaws”) allow a qualifying stockholder to nominate an individual for election to the Board, said nomination of which can be brought directly before a meeting of stockholders. Procedures and deadlines for doing so are set forth in the Company’s Bylaws, the applicable provisions of which may be obtained, without charge, on the Company’s website or upon written request to the Secretary of the Company at the address set forth herein.

The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the procedures set forth in the Bylaws. See “Stockholder Nominations for Board Membership and Other Proposals for 2022 Annual Meeting.”

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     11

—	DIRECTOR NOMINEE BIOGRAPHIES

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR EACH OF THE NOMINEES.

GREGORY L. CHRISTOPHER Chairman of the Board and Chief Executive Officer
Age 60 Director Since 2010	Mr. Christopher has served as Chairman of the Board of Directors since January 1, 2016. Mr. Christopher has served as Chief Executive Officer of the Company since October 30, 2008. Prior to that, he served as the Company’s Chief Operating Officer.

ELIZABETH DONOVAN
Age 69 Director Since 2019

Ms. Donovan was an early member, and at the time, one of the few women on the Chicago Board Options Exchange. She subsequently became an independent broker representing major institutional options orders and has been retired from employment for more than five years.

Ms. Donovan was nominated to serve as a director of the Company because of her knowledge of market dynamics and institutional trading practices, knowledge acquired through her 18-year tenure as a fiduciary representative amidst an array of market conditions. She currently serves as Chairwoman of the Nominating and Corporate Governance Committee.

WILLIAM C. DRUMMOND
Age 68 Director Since 2022

Mr. Drummond, a Certified Public Accountant, has served as a Principal of The Marston Group, PLC, a CPA and advisory firm, since 2013. Prior to that, he was a Partner at Ernst & Young LLP.

Mr. Drummond was nominated to serve as a director of the Company because of his strength in the area of accounting, combined with his financial acumen, and his knowledge of and experience with tax and audit matters. He currently serves on the Audit Committee.

GARY S. GLADSTEIN
Age 77 Director Since 2000

Mr. Gladstein served as Chairman of the Board of Directors of the Company from 2013 to 2015, and was previously a director of the Company from 1990 to 1994. Mr. Gladstein is currently an independent investor and consultant. From the beginning of 2000 to August 31, 2004, Mr. Gladstein was a Senior Consultant at Soros Fund Management. He was a partner and Chief Operating Officer at Soros Fund Management from 1985 until his retirement at the end of 1999. During the past five years, Mr. Gladstein also served as a director of Inversiones y Representaciones Sociedad Anónima, Darien Rowayton Bank and a number of private companies.

Mr. Gladstein was nominated to serve as a director of the Company because of his financial and accounting expertise, combined with his years of experience providing strategic advisory services to complex organizations. In addition, having been a member of the compensation, audit and other committees of public company boards, Mr. Gladstein is deeply familiar with corporate governance issues. He currently serves on the Compensation and Stock Option Committee.

SCOTT J. GOLDMAN
Age 69 Director Since 2008

For 11 years, Mr. Goldman has served as Chief Executive Officer of TextPower, Inc., which provides software-integrated text messaging alerts to utilities, municipalities and courts. He holds multiple patents for cybersecurity-related authentication technologies and speaks, writes and educates executives about cybersecurity matters. He has assisted Fortune 1000 companies in licensing, developing, building and operating wireless technologies and systems around the world.

Mr. Goldman was nominated to serve as a director of the Company because of his extensive experience with cybersecurity, advanced technologies and global market strategies. He currently serves on the Audit Committee.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     12

JOHN B. HANSEN
Age 75 Director Since 2014

Prior to his retirement as an Executive Vice President of the Company in 2014, Mr. Hansen served the Company in a variety of roles, including President-Plumbing Business, President-Manufacturing Operations and Senior Vice President – Strategy and Industry Relations.

Mr. Hansen was nominated to serve as a director because of his extensive industry experience and deep knowledge of the Company, its full array of operations and the global markets it serves. He currently serves as Chairman of the Audit Committee, and is also a member of the Nominating and Corporate Governance Committee.

TERRY HERMANSON Lead Independent Director
Age 79 Director Since 2003

Mr. Hermanson has been the principal of Mr. Christmas Incorporated, a wholesale merchandising company, since 1978, and presently serves as its Chairman.

Mr. Hermanson was nominated to serve as a director of the Company because of his extensive experience in manufacturing, importing, sales, international business and strategic planning.

CHARLES P. HERZOG, JR.
Age 64 Director Since 2017

Since 2010, Mr. Herzog has been a principal at Atadex LLC, a firm he co-founded. He co-founded a second firm, Vypin LLC, in 2016. Atadex and Vypin provide advanced technological and data delivery solutions to support the transportation logistics industry.

Mr. Herzog was nominated to serve as a director of the Company based on his extensive knowledge of the transportation logistics industry, and the developing technologies that support it. He currently serves as Chairman of the Compensation and Stock Option Committee, and is also a member of the Nominating and Corporate Governance Committee.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     13

CORPORATE GOVERNANCE

The Company adheres to an established set of Corporate Governance Guidelines for purposes of defining director independence, assigning responsibilities, setting high standards of professional and personal conduct, and ensuring compliance with such responsibilities and standards. Such Guidelines are periodically reviewed in light of evolving trends in corporate governance standards, regulations and related disclosure requirements, particularly as adopted by the NYSE and (with respect to the Audit Committee) the SEC.

— DIRECTOR INDEPENDENCE

In order for a director to qualify as “independent,” our Board of Directors must affirmatively determine, consistent with NYSE rules, that the director has no material relationship with the Company that would impair the director’s independence. Our Board of Directors undertook its annual review of director independence in February 2022. In applying the NYSE standards for independence, and after considering all relevant facts and circumstances, the Board of Directors has affirmatively determined that the Company’s current “independent” directors are: Elizabeth Donovan, William C. Drummond, Gennaro J. Fulvio, Gary S. Gladstein, Scott J. Goldman, John Hansen, Terry Hermanson and Charles P. Herzog, Jr. In the course of the Board of Directors’ determination regarding the independence of each non-management director, the Board considered for:

•	Mr. Drummond, the fact that although he was previously a partner with Ernst & Young LLP (“EY”), the Company’s independent auditing firm, he retired from EY in 2012, and the Company has received written confirmation from EY that (i) all independence issues related to his service on the Company’s Board of Directors have been resolved, (ii) Mr. Drummond would not be receiving any unfunded retirement benefits from EY, and (iii) all other non-pension related financial ties and firm amenities had been settled.
•	Mr. Hansen, the fact that while he was previously an executive officer of the Company (until his retirement on April 30, 2014), more than five years have lapsed since the termination of his employment relationship with the Company.

— BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors and its committees meet regularly throughout the year, and may also hold special meetings and act by written consent from time to time. In 2021, the Board of Directors held four regularly scheduled meetings and one special meeting. During this time, our directors attended 100% of our Board of Directors meetings and meetings of the committees on which they served. The Company’s Corporate Governance Guidelines provide that the Company’s non-management directors shall hold annually at least two formal meetings independent from management. Our Lead Independent Director presides at these executive sessions of the Board of Directors.

Three standing committees have been convened to assist the Board of Directors with various functions: the Audit Committee, the Compensation and Stock Option Committee, and the Nominating and Corporate Governance Committee. Each committee operates pursuant to a formal charter that may be obtained, free of charge, at the Company’s website at www.muellerindustries.com, or by requesting a print copy from our Corporate Secretary at the address listed herein.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     14

AUDIT COMMITTEE
Current Members: John B. Hansen (Chairman) William C. Drummond Scott J. Goldman Meetings in 2021: 6

The Audit Committee assists the Board of Directors in fulfilling its oversight functions with respect to matters involving financial reporting, independent and internal audit processes, disclosure controls and procedures, internal controls over financial reporting, related-party transactions, employee complaints, cybersecurity and risk management. In particular, the Audit Committee is responsible for:

•  appointing, retaining, compensating and evaluating the Company’s independent auditors;

•  reviewing and discussing with management and the independent auditors the Company’s annual and quarterly financial statements, and accounting policies;

•  reviewing the effectiveness of the Company’s internal audit procedures and personnel;

•  reviewing, evaluating and assessing the Company’s risk management programs, including with respect to cybersecurity;

•  reviewing the Company’s policies and procedures for compliance with disclosure requirements concerning conflicts of interest and the prevention of unethical, questionable or illegal payments; and

•  making such other reports and recommendations to the Board of Directors as it deems appropriate.

The Board of Directors has determined that each Audit Committee member meets the standards for independence required by the New York Stock Exchange (the “NYSE”) and applicable SEC rules. Moreover, it has determined (i) that all members of the Audit Committee are financially literate; and (ii) that William C. Drummond possesses accounting and related financial management expertise within the meaning of the listing standards of the NYSE, and therefore is an audit committee financial expert within the meaning of applicable SEC rules. In accordance with the rules and regulations of the SEC, the above paragraph regarding the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C of the Exchange Act or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

COMPENSATION AND STOCK OPTION COMMITTEE
Current Members: Charles P. Herzog, Jr. (Chairman) Gennaro J. Fulvio Gary S. Gladstein Meetings in 2021: 4

The Compensation and Stock Option Committee is responsible for:

•  providing assistance to the Board of Directors in discharging the Board of Directors’ responsibilities related to management organization, performance, compensation and succession; and

•  making such recommendations to the Board of Directors as it deems appropriate.

The Board of Directors has determined that each member of the Compensation and Stock Option Committee meets the NYSE’s standards for independence.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Current Members: Elizabeth Donovan (Chairwoman) John B. Hansen Charles P. Herzog, Jr. Meetings in 2021: 3

The Nominating and Corporate Governance Committee is responsible for:

•  recommending director nominees to the Board of Directors;

•  recommending committee assignments and responsibilities to the Board of Directors;

•  overseeing the evaluation of the Board of Directors and management effectiveness;

•  developing and recommending to the Board of Directors corporate governance guidelines;

•  reviewing and discussing with management the Company’s implementation of procedures for identifying, assessing, monitoring, managing and reporting on the environmental, social and governance (ESG) and sustainability risks and opportunities related to the Company’s business; and

•  generally advising the Board of Directors on corporate governance and related matters.

The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the NYSE’s standards for independence.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     15

— BOARD LEADERSHIP STRUCTURE

The Board of Directors has currently implemented a leadership structure in which Mr. Christopher serves as both Chief Executive Officer and Chairman of the Board. The Board has determined that having Mr. Christopher serve in this dual capacity is in the best interest of stockholders at this time. The Company believes that this structure currently allows ultimate leadership and accountability to reside in a single individual, who has both extensive knowledge of the Company’s business and critical relationships with the Company’s customer base.

In order to coordinate the activities of the independent members of the Board of Directors, and to liaise between such directors and the Chairman of the Board, the Company has currently designated Mr. Hermanson to serve as Lead Independent Director. The Lead Independent Director’s responsibilities are set forth in a formal charter, which can be obtained free of charge from the Company’s website at www.muellerindustries.com, or may be requested in print by any stockholder.

— BOARD’S ROLE IN RISK OVERSIGHT

The Board of Directors is actively involved in oversight of risks that could affect the Company. These efforts can be summarized as follows:

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     16

— STANDARDS OF CONDUCT

The Board of Directors has adopted various policies, including a comprehensive set of Corporate Governance Guidelines, by which the Company is governed. These policies are designed to promote sound corporate governance and prudent stewardship of the Company, both by the Board of Directors and management.

Anti-Pledging Policy

The Corporate Governance Guidelines include amendments adopted in February 2020 that prohibit the future pledging of the Company’s common stock as security under any obligation by our directors and executive officers.

Insider Trading and Anti-Hedging Policy

The Company maintains a policy which mandates compliance with insider trading laws and institutes safeguards to mitigate the risk of insider trading. Further, the Corporate Governance Guidelines prohibit any director, officer or employee of the Company from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities.

Clawback Policy

Under the Corporate Governance Guidelines, if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of an executive’s (i.e., a President or Vice President level officer’s) willful, knowing or intentional misconduct or gross negligence (as determined by the Compensation and Stock Option Committee), the Company may take action to recoup from the executive all or any portion of an incentive award received by the executive, the amount of which had been determined in whole or in part upon specific performance targets relating to the restated financial results. In such an event, the Company shall be entitled to recoup up to the amount, if any, by which the incentive award actually received by the executive exceeded the payment that would have been received based on the restated financial results, as determined by the Compensation and Stock Option Committee. The Company’s right of recoupment pursuant to this policy applies to incentive awards received during the three-year period preceding the date on which the Company is required to prepare the restatement, based on the determination of the Company’s independent registered public accounting firm.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics is applicable to all of the Company’s officers, directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. The Code of Business Conduct and Ethics covers topics, including but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations.

Director Responsibilities

It is the duty of the Board of Directors to serve as prudent fiduciaries for stockholders and to oversee the management of the Company’s business. Accordingly, the Corporate Governance Guidelines include specifications for director qualification and responsibility, attendance, access to officers and employees, compensation, orientation, continuing education and self-evaluation.

The Company’s policy is that all members of the Board of Directors attend annual meetings of stockholders, except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance with the Chairman of the Board. Because of travel restrictions and safety concerns related to the COVID-19 pandemic, the Chairman was present but excused all non-management members of the Board of Directors from attending the 2021 annual meeting of stockholders in person.

Where to Find Our Key Governance Policies: The Corporate Governance Guidelines and Code of Business Conduct and Ethics can be obtained free of charge from the Company’s website at www.muellerindustries.com, or may be requested in print by any stockholder.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     17

— COMMUNICATION WITH THE BOARD OF DIRECTORS

Any stockholder or interested party who wishes to communicate with the Board of Directors, or specific individual directors, including the non-management directors as a group, may do so by directing a written request addressed to such directors or director in care of the Chairman of the Nominating and Corporate Governance Committee, Mueller Industries, Inc., 150 Schilling Boulevard, Suite 100, Collierville, Tennessee 38017. Communication(s) directed to the Chairman will be relayed to him, except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Communications directed to non-management directors will be relayed to the intended director except to the extent that doing so would be contrary to the instructions of the non-management directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

— RELATED PARTY TRANSACTIONS

Related party transactions may present potential or actual conflicts of interest, and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Management carefully reviews all proposed related party transactions (if any), other than routine banking transactions, to determine if the transaction is on terms comparable to those that could be obtained in an arms-length transaction with an unrelated third party. Management reports to the Audit Committee, and then to the Board of Directors on all proposed material related party transactions. Upon the presentation of a proposed related party transaction to the Audit Committee or the Board of Directors, the related party is excused from participation in discussion and voting on the matter.

—	ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) RISK MANAGEMENT AND SUSTAINABILITY

The Company assesses and manages environmental, social and governance (“ESG”) considerations that may be material to the long-term sustainability of our business. In February 2021, the Nominating and Corporate Governance Committee’s charter was formally amended to include the management of ESG risk within the Committee’s jurisdiction. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for reviewing and discussing with management the Company’s implementation of procedures for identifying, assessing, monitoring, managing and reporting on the ESG and sustainability risks and opportunities related to the Company’s business. Among other matters, we focus on such issues as workplace health and safety, environmental stewardship, business ethics and compliance, supply chain management and the development of human capital. We also focus outwardly on the communities in which we operate, including through a foundation that makes charitable contributions to various causes and organizations. ESG-related risks and opportunities are integral to our strategic decision-making. Such matters are addressed by senior management and subject to the oversight of the Nominating and Corporate Governance Committee and the full Board of Directors. The Company is also prioritizing the enhanced reporting and disclosure of the ESG-related risks and opportunities relating to its business and associated metrics, and in 2021, published its first sustainability report. The Company recently published its 2022 sustainability report, which features updates and additional disclosure. The report is available on the Company’s website.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     18

2021 DIRECTOR COMPENSATION

— ELEMENTS OF DIRECTOR COMPENSATION

Our non-employee director compensation for 2021 was awarded in a combination of cash and equity, as shown below:*

Annual fee for the Lead Independent Director	For serving as Lead Independent Director, Mr. Hermanson received an annual fee of $90,000.
Annual fee for other directors	All other non-employee directors received an annual fee of $62,000.
Discretionary Bonus	All non-employee directors received a discretionary bonus of $15,000.
Meeting fees

•  $3,000 per full Board meeting attended

•  $3,000 per Audit Committee meeting attended

•  $1,000 per Compensation and Stock Option Committee, Nominating and Corporate Governance Committee or special meeting attended

Annual fees for Committee Chairs	• $25,000 for the Audit Committee Chair • $6,000 each for the chairs of the Compensation and Stock Option and Nominating and Corporate Governance Committees
Annual equity award	• All non-employee directors received a grant of options to purchase 4,000 shares of our common stock, $.01 par value per share (“Common Stock”) (fully vested as of the date of grant), and were granted 2,000 shares of restricted stock.

*In his capacity as Chairman of the Board of Directors, Mr. Christopher received neither a retainer nor any meeting fees.

In addition, each director received reimbursement for such director’s expenses incurred in connection with any such Board or Committee meeting, and each Committee fee was paid whether or not such committee meeting was held in conjunction with a Board of Directors meeting.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     19

— 2021 NON-EMPLOYEE DIRECTOR COMPENSATION

The table below summarizes the total compensation we paid to our non-employee directors for the fiscal year ended December 25, 2021.

	Fees Earned or	Stock		Option		Other
	Paid in Cash	Awards		Awards		Compensation		Total
Name	($)	($)	(1)	($)	(1)	($)	(2)	($)
Elizabeth Donovan	81,000	92,380		62,385		15,860		251,625
Gennaro J. Fulvio	105,750	92,380		62,385		15,860		276,375
Gary S. Gladstein	97,250	92,380		62,385		15,860		267,875
Scott J. Goldman	97,000	92,380		62,385		15,860		267,625
John B. Hansen	96,000	92,380		62,385		15,860		266,625
Terry Hermanson	103,000	92,380		62,385		15,860		273,625
Charles P. Herzog, Jr.	85,000	92,380		62,385		15,860		255,625

(1)	Represents the aggregate grant date fair value of awards granted to our directors in 2021, determined under Financial Accounting Standards Board Accounting Standards Codification 718. For information on the valuation assumptions with respect to awards made, refer to Note 17 - Stock-Based Compensation to the Company’s Consolidated Financial Statements filed with its Annual Report on Form 10-K for the fiscal year ended December 25, 2021. The amounts above reflect the Company’s aggregate expense for these awards and do not necessarily correspond to the actual value that will be recognized by the directors. As of December 25, 2021, the aggregate number of shares of our Common Stock subject to outstanding options held by our non-employee directors was as follows: Ms. Donovan, 14,000 shares, Mr. Fulvio, 39,555 shares, Mr. Gladstein, 44,444 shares, Mr. Goldman, 44,444 shares, Mr. Hansen, 16,000 shares, Mr. Hermanson, 20,000 shares, and Mr. Herzog, 18,000 shares. All non-employee directors (except Mr. Drummond) each held 2,000 shares of non-vested restricted stock.
(2)	Other cash compensation included (i) a $15,000 cash award provided to our non-employee directors in recognition of their support and contributions to the Company’s exceptional financial performance in 2021, notwithstanding the continued challenges posed by the COVID-19 pandemic, and (ii) $860 in cash dividends.

— STOCK OWNERSHIP POLICY FOR DIRECTORS

To further align the Company’s goal of aligning directors’ economic interests with those of stockholders, the Company has adopted stock ownership guidelines for its non-employee directors recommending that they hold equity interests of the Company (including vested and unvested interests, provided that with respect to options, only vested options that are exercisable within 60 days of the applicable measurement date will be counted) with a value equal to three times the annual cash director fee payable to each such director. All directors are expected to comply with the stock ownership guidelines within five years of being elected to the Board of Directors, and current directors should comply as soon as practicable. Director compliance with the stock ownership guidelines is monitored on an ongoing basis by the Company’s General Counsel.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     20

PROPOSAL 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP (“EY”) to audit and certify the Company’s financial statements for the fiscal year ended December 25, 2021, subject to ratification by the Company’s stockholders, which requires the affirmative vote of a majority of the outstanding shares of the Company present in person or by proxy at the Annual Meeting. If the appointment of EY is not so ratified, the Audit Committee will reconsider its action and will appoint auditors for the 2022 fiscal year without further stockholder action. Notwithstanding, the Audit Committee may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders. Representatives of EY are expected to attend the Annual Meeting to answer questions and make a statement if they so choose.

Fees for EY’s audit and other services for each of the two fiscal years ended December 25, 2021 and December 26, 2020 are set forth below:

	2021	2020
Audit Fees (professional services rendered for the audit of (i) the Company’s consolidated annual and interim/quarterly financial statements, and (ii) internal controls over financial reporting)	$3,096,955	$2,749,755
Audit-Related Fees (assurance and other services, including international accounting and reporting compliance)	74,000	47,000
Tax Fees (tax compliance, advice and planning)	660,000	406,000
All Other Fees	—	—
	$3,830,955	$3,202,755

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. Pre-approval is generally provided for up to one year, and any such pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The independent auditors and management are required periodically to report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All of the services provided by the independent auditors during fiscal years 2021 and 2020, respectively, under the categories Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above were pre-approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE APPROVAL OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     21

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 1301. In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by Public Company Accounting Oversight Board’s Rule 3526, and considered the compatibility of non-audit services provided by the independent auditors with the auditor’s independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 25, 2021 for filing with the SEC. The Audit Committee and the Board has re-appointed, subject to stockholder approval, Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2022.

The Audit Committee is governed by a formal charter which can be accessed from the Company’s website at www.muellerindustries. com, or may be requested in print by any stockholder. The members of the Audit Committee are considered independent because they satisfy the independence requirements for Board members prescribed by the NYSE listing standards and Rule 10A-3 of the Exchange Act.

John B. Hansen, Chairman
William C. Drummond
Scott J. Goldman

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     22

PROPOSAL 3 ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, stockholders are being asked to vote on an advisory, non-binding basis, on the compensation of the Company’s named executive officers. Specifically, the following resolution will be submitted for a stockholder vote at the Annual Meeting, the approval of which will require the affirmative vote of a majority of the outstanding shares of the Company present in person or by proxy at the Annual Meeting and entitled to vote thereon:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2021 Summary Compensation Table included in the proxy statement for the 2022 Annual Meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section titled “Compensation Discussion and Analysis,” as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

Although the stockholder vote is not binding on either the Board of Directors or the Company, the views of stockholders on these matters are valued and will be taken into account in addressing future compensation policies and decisions.

The Company’s Compensation and Stock Option Committee is comprised of knowledgeable and experienced independent directors, who are committed to regular review and effective oversight of our compensation programs. The Company’s executive compensation program is grounded in a pay for performance philosophy, and accordingly, has been designed to motivate the Company’s key employees to achieve the Company’s strategic and financial goals, and to support the creation of long-term value for stockholders. Moreover, given the particularly competitive markets in which we operate and the nature of our business, a principal goal underlying the Company’s long-term incentive compensation program specifically is the long-term retention and motivation of critical executives and business leaders. The Company’s success depends upon their leadership, judgment and experience, and as such, our compensation program is designed to promote their enduring commitment to the Company. We encourage stockholders to read the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis (CD&A) and compensation tables, for a more detailed discussion of the Company’s compensation programs and policies, and how they are appropriate and effective in promoting growth, creating value, and retaining key members of our team.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     23

COMPENSATION DISCUSSION AND ANALYSIS TABLE OF CONTENTS

EXECUTIVE SUMMARY	24
DETERMINATION OF EXECUTIVE COMPENSATION	26
ELEMENTS OF COMPENSATION	26
COMPENSATION RISK MANAGEMENT	32

— EXECUTIVE SUMMARY

This Compensation Discussion and Analysis (“CD&A”) provides an overview of how our named executive officers were compensated in 2021, as well as how this compensation furthers our established compensation philosophy and objectives.

Our Named Executive Officers

The Company’s NEOs for fiscal year 2021 were:

Our Compensation Philosophy and Guiding Principles

We believe in a pay for performance philosophy, such that a material portion of a named executive officer’s compensation is dependent upon both the short-term and long-term strategic and financial performance of the Company, considered in light of general economic and specific Company, industry, and competitive conditions. For 2021, we continued to reward our NEOs in a manner consistent with this philosophy by setting annual incentive targets based on the Company’s achievement of certain levels of operating income. While also rooted in a pay for performance philosophy, our long-term equity incentive compensation focused primarily on promoting the retention of key executives and business leaders in our industry, where the competition for leadership talent is a foremost concern. Accordingly, we continued to grant equity awards, such that any long-term compensation opportunity will be directly tied to stock performance, and will only be received by key executives and business leaders who remain with and make long-term commitments to the Company’s success. The Compensation and Stock Option Committee (hereinafter referred to as “the Committee” for purposes of this CD&A section) evaluates, on an annual basis, the overall structure and design of our program, and believes it has and continues to reflect the best balance of the Company’s priorities.

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Our Compensation Practices At a Glance

Our pay and equity programs are designed to align executives’ interests with those of our stockholders, and to motivate and retain critical leaders. Below is a snapshot of our compensation practices:

WHAT WE DO	WHAT WE DON’T DO
We maintain a fully independent Compensation and Stock Option Committee.	We do not provide for single trigger severance upon a change in control.
A higher percentage of our executives’ compensation is variable than fixed.	We do not permit gross-up payments to cover excise taxes.
We utilize varying performance metrics under our short-term and long-term incentive plans.	We do not permit the pledging or hedging of our common stock.
Our annual incentive program is based on earnings performance and capped for maximum payouts.	We do not support compensation programs or policies that reward material or excessive risk taking.
Our equity awards include extended vesting schedules and performance-based criteria.	We do not maintain any supplemental executive retirement plans.
We have a clawback policy applicable to all senior employees, including all President and Vice President level personnel.

2021 Say-on-Pay Vote and Stockholder Engagement

At our 2021 Annual Meeting, we held our annual non-binding stockholder advisory vote on executive compensation. Approximately 94% of our shares voted (excluding abstentions and broker non-votes) were in favor of the compensation of our named executive officers as disclosed in the proxy statement for the 2021 Annual Meeting.

We were gratified by the level of stockholder support received in 2021 for our non-binding stockholder advisory vote on executive compensation, as it represented a significant improvement over the prior two years, and signified a recognition of our efforts to engage with stockholders on executive compensation matters. In 2021, we sought to further improve our pay-for-performance alignment by making 100% of the total equity awards granted to our NEOs performance-based.

As in prior years, the Committee will consider the outcome of this year’s stockholder advisory vote on executive compensation as it makes future compensation decisions.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     25

— DETERMINATION OF EXECUTIVE COMPENSATION

Guided by the philosophy and design outlined above, the Committee determines the compensation of our Chief Executive Officer. In turn, our Chief Executive Officer makes recommendations to the Committee regarding all components of our other NEOs’ compensation, including base salary, annual cash incentive compensation, and long-term equity incentive compensation. The Committee considers and acts upon those recommendations in setting the compensation of our other NEOs.

In determining compensation, we generally do not rely upon hierarchical or seniority-based levels or guidelines, nor did the Committee formally benchmark executive compensation (or any component thereof) against any particular peer group. Instead, we utilize a more flexible approach that allows us to adapt components and levels of compensation to motivate and reward individual executives within the context of our broader strategic and financial goals. This requires that we consider subjective factors including, but not limited to the following:

•	The nature of the executive’s position;
•	The performance record of the executive, combined with the value of the executive’s skills and capabilities in supporting the long-term performance of the Company;
•	The Company’s overall operational and financial performance; and
•	Whether each executive’s total compensation potential and structure is sufficient to ensure the retention of the executive officer when considering the compensation potential that may be available elsewhere.

In making compensation decisions, the Committee relies on the members’ general knowledge of our industry, supplemented by advice from our Chief Executive Officer based on his knowledge of our industry and the markets in which we participate. From time to time, we conduct informal analyses of compensation practices and our Compensation and Stock Option Committee may review broad-based third-party surveys to obtain a general understanding of current compensation practices.

The Committee has chosen incentive operating income targets as the metric to measure performance for each named executive officer. The compensation of Messrs. Christopher, Martin and Miritello is based upon their oversight of and responsibility for the entire Company. Accordingly, their compensation levels are reflective of the scope and breadth of their management responsibility, and the performance of the Company on a consolidated basis. A portion of Mr. Sigloch’s compensation is based upon the performance of specific business lines within his purview. Notwithstanding the foregoing, a portion of his compensation is still based upon consolidated Company performance to discourage parochialism and to align his interests with those of our stockholders.

— ELEMENTS OF COMPENSATION

As outlined below, our compensation program for our NEOs is comprised of three primary elements: (i) base salary and traditional benefits, (ii) annual incentive compensation, and (iii) long-term equity incentive compensation. Each element plays an integral role in our overall compensation strategy. Moreover, the Committee has approved certain executive perquisites and post-employment change-in-control compensation to our NEOs for purposes of motivating them and retaining their services.

Element of Compensation	Purpose/Description	Form/Timing of Payment
Base Salary and traditional benefits	Provide a base level of compensation for services performed, to encourage the continued service of our executive officers and to attract additional talented executive officers when necessary	Cash/throughout the fiscal year
Annual Incentive Compensation	To attract, motivate and reward executives to achieve and surpass key performance target goals	Cash/typically in February based upon the prior fiscal year’s performance
Long-Term Equity Incentive Compensation	To attract, motivate and reward executives to increase stockholder value, and encourage them to make long-term commitments to serve the Company	Restricted stock units with performance and time vesting criterion/following the release of second quarter earnings

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Pay-for-Performance and At-Risk Compensation

Base Salary and Traditional Benefits

Base salaries paid to our NEOs are set forth in the “Summary Compensation Table for 2021.” Base salary adjustments are determined by making reasoned subjective determinations about current economic conditions such as general wage inflation as well as the executive’s qualifications, experience, responsibilities, and past performance. In addition to base salaries, we provide traditional benefits such as group health, disability, and life insurance benefits, as well as matching contributions to our 401(k) plan.

Annual Incentive Compensation

Each of our NEOs received annual incentive compensation for 2021, based upon the actual performance of the Company and, for Mr. Sigloch, the performance of the business lines he oversees, relative to the performance targets (as described below), which were originally established by the Committee on February 1, 2021, and then supplemented on July 29, 2021. The table below shows the target annual incentive award for each of our NEOs.

For 2021, the amount of incentive compensation payable to each of our named executive officers was calculated as follows:

INCENTIVE GRADE LEVEL FACTOR

Set forth below are the incentive grade level factors for each of our NEOs:

NEO	Multiple of Base Salary
Mr. Christopher	125%
Mr. Martin	90%
Mr. Sigloch	90%
Mr. Miritello	90%

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PERFORMANCE FACTOR

Set forth below are the corresponding payout percentages tied to various levels of achievement above or below pre-approved primary operating income performance targets. To promote alignment between pay and performance, incentive compensation amounts are not paid to NEOs when the achievement level of the operating income performance target is less than 80%.

Performance to Target	Payout Percentage
< 80%	0%
80-84%	40%
85-89%	55%
90-94%	70%
95-99%	85%
100-102%	100%
103-105%	115%
106-109%	130%
110%	150%

Based on their incentive grade level factors, our NEOs are entitled to an additional payout percentage of 10% for each additional percentage of achievement between 111% and 115% of the target, thereby resulting in a maximum payout percentage of 200%. As explained more fully below (see footnote 2 in the following table), given the Company’s exceptionally strong performance in 2021, secondary operating income targets were set and approved by the Committee on July 29, 2021, and our NEOs were further entitled to earn additional payouts based on performance as compared with those secondary targets.

The performance factor applicable to each of the NEOs was determined based on the achievement level of the consolidated Company incentive operating income target, as shown in the following table:

Name	Incentive Operating Income Performance Criteria(1)	Primary Incentive Operating Income Performance Target		Secondary Operating Income Performance Target(2)		Weighting	Performance		2021 Achievement Level Over Primary Target	2021 Performance Factor
Gregory L. Christopher	Consolidated Company	$218.0 million		$440.0 million		100%	$582.4 million		267%	250%
Jeffrey A. Martin	Consolidated Company	$218.0 million		$440.0 million		100%	$582.4 million		267%	250%
Steffen Sigloch	Consolidated Company	$218.0 million		$440.0 million		70%	$582.4 million		267%	250%
	Strategic Initiative Incentive	N/A	(3)	N/A	(3)	30%	N/A	(3)	N/A(3)	234%
Christopher J. Miritello	Consolidated Company	$218.0 million		$440.0 million		100%	$582.4 million		267%	250%

(1)	Incentive operating income is the performance criteria metric used for all bonus plans. Incentive operating income includes adjustments to operating income as presented in the Company’s audited financial statements for purposes of defining the performance criteria, such as: (i) certain standard adjustments made annually, including expenses associated with phantom shares granted to personnel in our European businesses, and FIFO variances; and (ii) certain adjustments made when applicable, including impairment charges, certain gains or losses on the sale of assets, certain gains stemming from claim recoveries, consolidation related expenses and purchase accounting adjustments.
(2)	The primary performance targets applicable to our NEOs were established by the Committee on February 1, 2021, and sought to continue the Company’s longstanding approach of establishing ambitious performance goals that would motivate and incentivize our NEOs to deliver value to our stockholders throughout the Company’s fiscal year. However, in 2021, unprecedented demand for the Company’s products, combined with extraordinary operational execution by the Company’s personnel in the face of inflationary pressures, supply chain disruptions and labor shortages, propelled the Company to a second consecutive year of record earnings. As a consequence of these unusual market conditions, by mid-year, it became apparent that certain individual bonus plans would well exceed the original performance targets for the 2021 year. In order to keep our NEOs and other employees motivated, and to incentivize them to continue delivering value to our stockholders through the remainder of the year, on July 29, 2021, the Committee approved certain secondary targets that, if achieved, would allow our NEOs to earn up to an additional 50% maximum performance factor (i.e., up to 250%).
(3)	Mr. Sigloch participated in an incentive program based upon the successful execution of the sale of a business. His bonus opportunity was tiered based on the amount of net proceeds received as compared with an incentive threshold sale price for the business of $6 million. The transaction closed during 2021, and based on the sale proceeds (which equaled 168% of the incentive threshold), Mr. Sigloch earned the maximum bonus tier, which equated to a performance factor of 234%.

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2021 NEO ANNUAL INCENTIVE CALCULATIONS

As a result of 2021 performance, the annual incentive payments for the NEOs were calculated as follows:

(1)	The target award is determined by multiplying the NEO’s base earnings by the applicable incentive grade level factor.

Long-Term Equity Incentive Compensation Program

OVERVIEW

Our long-term equity-based incentive compensation program serves three goals:

1.	Aligning our NEOs’ financial interests with the interests of our stockholders;
2.	Retaining the services of talented and seasoned executives, and motivating them to make deep, long-term commitments to the Company; and
3.	Rewarding our NEOs for advancing our long-term financial success and increasing stockholder value.

The Committee has made the retention of executives and key employees a particular focus of the long-term equity incentive compensation program in recent years.

The Committee has decided that the best way to meet the objectives of our long-term incentive program is to award a combination of performance-based restricted stock and time-based restricted stock. In 2021, to further emphasize the alignment of pay and performance, the Committee chose to award only performance-based restricted stock to our NEOs, which, provided performance criteria are met, will cliff vest after a period of three years.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     29

NEO LONG-TERM EQUITY MIX

The Committee believes that the extended and cliff vesting schedules, and performance criteria described below will motivate our NEOs and key employees to remain with the Company and make long-term contributions to stockholder value generation.

VESTING SCHEDULE FOR PERFORMANCE-BASED RESTRICTED STOCK

To foster executive retention, 100% of the 2021 awards given to our NEOs, all of which are performance-based, will cliff vest after a period of three years. Thus, no portion of the equity awards granted to our NEOs (or any of our employees) will vest in less than three years. The Committee elected to use a long-term vesting schedule to promote executive retention in our competitive industry and to incentivize performance. However, given the importance of long-term equity incentive awards in our compensation program, the Committee provided for accelerated vesting in the event of death, disability or a change in control (as explained in more detail in the “2021 Grant of Plan Based Awards Table”). The Committee believes that accelerated vesting would be appropriate in those circumstances to encourage our executives to focus on the potential benefits of a change in control transaction for our stockholders without harboring concerns for their financial security.

PERFORMANCE CRITERIA FOR PERFORMANCE-BASED RESTRICTED STOCK

Of the long-term equity awards granted to our NEOs in 2021, 100% are performance-based, and vesting is contingent upon the Company’s performance on two metrics: (i) adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and (ii) average return on invested capital (ROIC). As discussed in last year’s proxy, the Company adopted these operational metrics in 2020 in response to stockholder outreach regarding the appropriateness of the metrics historically used by the Company. Using these two metrics ensures that performance-based awards to these NEOs will only vest based upon the achievement of specified growth targets over a three-year performance period, which for the 2021 grants, was December 27, 2020 to December 31, 2023. For this purpose, the adjusted EBITDA metric means the average adjusted EBITDA achieved by the Company during each of the three fiscal years during the performance period, as compared with an adjusted EBITDA target of $216.24 million. The average ROIC metric means the average ROIC achieved by the Company during each of the three fiscal years during the performance period, as compared with an average ROIC target of 11.0%. For purposes of the average ROIC metric, ROIC means, in respect of a given fiscal year, the quotient obtained by dividing the Company’s after-tax operating income for such fiscal year by average invested capital in respect of such fiscal year (with invested capital being the average of beginning and ending long-term debt and equity in respect of such fiscal year).

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The degree to which the performance-based equity awards granted to our NEOs vest is contingent upon the Company’s actual performance as compared with the adjusted EBITDA and average ROIC targets, each weighted on a 50%-50% basis. The tables below illustrate the applicable achievement levels and corresponding vesting percentages for each metric. In both tables, the vesting percentages reflect the 50%-50% weighting of the two metrics. As for each metric, if the achievement percentage is less than 80%, the vesting percentage is 0%. Moreover, if the achievement percentage is between the specified levels, the vesting percentage is determined by linear interpolation.

ADJUSTED EBITDA METRIC

Achievement Percentage	Vesting Percentage
80%	25%
110%	100%

AVERAGE ROIC METRIC

Achievement Percentage	Vesting Percentage
80%	25%
110%	100%

To be clear, the growth targets established for our performance-based equity grants are just one of a number of different, yet complementary performance metrics utilized by the Company in its efforts to design an overall compensation program that is appropriately balanced and furthers its underlying aims. For example, the Company’s performance-based compensation program also incorporates the ambitious short and long-term operating targets that underlie the Company’s annual cash incentive compensation program and long-term aspirations for strategic growth.

The Company has traditionally maintained, and will continue to maintain lofty expectations and goals with respect to stockholder value creation. Nevertheless, given the primary retention aim of the long-term equity incentive compensation program, the Committee has concluded that the performance-based criterion for the equity awards granted to our NEOs are appropriate in the context of our well-balanced overall executive compensation program.

TIMING OF LONG-TERM EQUITY AWARD GRANTS

Long-term equity incentive awards to our Chief Executive Officer and other NEOs are traditionally granted annually, typically following the release of the Company’s second quarter and six-month operating results, and are based on the determinations of the Committee. Our Chief Executive Officer makes recommendations to the Committee regarding awards for other NEOs and members of the management team. In 2021, the NEOs received their annual grants in August.

In granting long-term equity awards to our NEOs, the Committee applied no set formula for allocating awards, and instead made reasoned, subjective determinations based upon their performance, the importance of retaining their services, and their role in helping us achieve our long-term goals. In 2021, we granted shares of restricted stock to our NEOs covering an aggregate of 127,000 shares.

Perquisites

We offer perquisites to our NEOs, which we view as an added element of our executive compensation program designed not only to attract, retain and reward our NEOs, but also to facilitate the performance of their duties on behalf of the Company. The perquisites we provided to our NEOs in fiscal year 2021 are set forth in the “Summary Compensation Table for 2021”, and included, among others, estate and tax planning, personal use of our Company airplane, and reimbursement of the income tax liabilities associated with certain perquisites. Estate and tax planning is provided to certain NEOs to complement our various compensation elements for the purpose of ensuring the NEOs understand the complexity of the long-term equity incentives and are thereby able to maximize the value of such benefits. We maintain a Company-owned airplane primarily to provide efficient transportation for executives, employees and customers to our geographically dispersed operations. From time to time, when our plane is not being used for business purposes, we allow certain NEOs to use the plane for personal travel. We have also provided executive physicals as a risk management tool and to ensure our NEOs are mindful of their personal health. Certain club memberships are provided, and serve the primary aim of facilitating networking with business clients.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     31

—	COMPENSATION RISK MANAGEMENT

In connection with its continued appraisal of our compensation program, management, with oversight from the Committee, reviews our compensation policies and practices, and the overall compensation program with respect to our risk management practices and any potential risk-taking incentives. This assessment includes a review of the primary elements of our compensation in light of potential risks:

COMPENSATION PROGRAM RISK CONSIDERATIONS

Pay Mix

•  Compensation program includes an appropriately balanced mix of short and long-term incentives, which mitigates the risk of undue focus on short-term targets while rewarding performance in areas that are key to our long-term success.

•  Base salaries are set at competitive levels to promote stability and give executives an element of compensation that is not at risk.

Performance Metrics and Goals

•  Distinct performance metrics are used in both our short-term and long-term incentive plans.

•  Our annual incentive compensation program includes a payout scale (and cap) reflective of a pay for performance philosophy.

Long-term Incentives	• Our long-term equity incentive program is designed to retain key executives and business leaders and to align their interests with those of our stockholders.

As previously detailed (see page 17), the Company has adopted a series of policies, including bans on pledging and hedging, and a clawback policy, to further mitigate risk taking behaviors. Beyond our Company clawback policy, which applies to all President and Vice President-level executives, our Chief Executive Officer and Chief Financial Officer are subject to clawback provisions under the Sarbanes Oxley Act of 2002. For these reasons, we believe that our compensation policies and practices are not likely to have a material adverse effect on the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to certain executive officers, subject historically to an exception for qualifying “performance-based compensation.” The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modified Section 162(m) of the Code and, among other things, eliminated the performance-based exception to the $1,000,000 deduction limit and expanded the scope of the executive officers who are subject to Section 162(m) of the Code.

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the company, we consider the impact of Section 162(m) of the Code when determining executive compensation, but we do not limit our actions with respect to executive compensation to preserve deductibility under Section 162(m) of the Code if we determine that doing so is in the best interests of the Company and its stockholders.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     32

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The Compensation and Stock Option Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation and Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Charles P. Herzog, Jr., Chairman
Gennaro J. Fulvio
Gary S. Gladstein

—	COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2021, Gary S. Gladstein, Scott J. Goldman and Charles P. Herzog, Jr. served on the Compensation and Stock Option Committee. No member of the Compensation and Stock Option Committee was, during fiscal year 2021, an officer or employee of the Company or was formerly an officer of the Company. In addition, no member of the Compensation and Stock Option Committee, during fiscal year 2021, had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during fiscal year 2021.

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EXECUTIVE COMPENSATION TABLES

—	SUMMARY COMPENSATION TABLE FOR 2021

The following table shows compensation of our principal executive officer, our principal financial officer, and other named executive officers for the 2021, 2020, and 2019 fiscal years, as applicable.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Gregory L. Christopher Chief Executive Officer & Chairman	2021	1,376,923	(2)	1,450,000	(3)	3,259,125	4,302,885	452,834	(4)	10,841,767
	2020	1,250,000		300,000		2,220,750	3,125,000	337,398		7,233,148

	2019	1,250,000		—		4,168,400	2,031,250	615,056		8,064,706
Jeffrey A. Martin EVP, Chief Financial Officer & Treasurer	2021	425,000	(2)	450,000	(3)	999,465	956,250	155,458	(5)	2,986,173
	2020	400,125		300,000		681,030	720,225	85,802		2,187,182

	2019	390,462		—		490,770	456,840	202,895		1,540,967
Steffen Sigloch Chief Manufacturing Officer	2021	365,000	(2)	350,000	(3)	956,010	804,825	200,848	(6)	2,676,683
	2020	344,177		—		651,420	516,266	127,321		1,639,184
	2019	339,085		—		627,095	326,921	242,766		1,535,867
Christopher J. Miritello EVP, General Counsel & Secretary(7)	2021	337,615	(2)	350,000	(3)	304,185	759,634	34,110	(8)	1,785,544

	2020	330,000		325,000		177,660	495,000	34,680		1,362,340
(1)	This column represents the aggregate grant date fair value of awards granted to our NEOs and assuming, for purposes of any awards subject to performance-based vesting criteria, the probable outcome of the performance conditions. For information on the valuation assumptions with respect to these awards, refer to Note 17 - Stock-Based Compensation to the Company’s Consolidated Financial Statements filed with its Annual Report on Form 10-K for the fiscal year ended December 25, 2021. The amounts above reflect the Company’s aggregate expense for these awards and do not necessarily correspond to the actual value the named executive officers will recognize.
(2)	Effective May 1, 2021, Mr. Christopher’s base salary was increased by 16%. Effective August 2, 2021, Mr. Miritello’s base salary was increased by 6%. No other NEOs received base salary increases during the fiscal year ended December 25, 2021.
(3)	Represents cash bonuses awarded to our NEOs in recognition of their outstanding leadership, service and contributions to the Company’s exceptional financial and operating performance during the 2021 fiscal year.
(4)	Mr. Christopher’s other compensation includes $329,680 in restricted stock dividends, including the Special Dividend (as discussed on page 43 below), and accrued interest in respect of shares of restricted stock that were unvested at the time the Special Dividend was declared and that vested in 2021. Other compensation also includes $18,315 in premiums on a life insurance policy maintained on his behalf; a $25,060 reimbursement of the income tax liabilities associated with certain perquisites; $36,934 in club memberships; $6,150 in personal tax and estate planning; a $663 executive health physical; $8,097 in travel expenses for Company-sponsored events; and an $11,600 matching contribution to the Company’s 401(k) plan. In addition, Mr. Christopher’s other compensation includes the incremental cost of $16,335 incurred by the Company in connection with Mr. Christopher’s personal use of the Company aircraft, calculated based on the cost of fuel, crew travel, trip-related maintenance and other similar variable costs. Fixed costs, which do not change based on usage, are excluded as the Company’s aircraft is used predominantly for business purposes.
(5)	Mr. Martin’s other compensation includes $138,892 in restricted stock dividends, including the Special Dividend, and accrued interest in respect of shares of restricted stock that were unvested at the time the Special Dividend was declared and that vested in 2021. Other compensation also includes $4,966 in club memberships and an $11,600 matching contribution to the Company’s 401(k) plan.
(6)	Mr. Sigloch’s other compensation includes $189,243 in restricted stock dividends, including the Special Dividend, and accrued interest in respect of shares of restricted stock that were unvested at the time the Special Dividend was declared and that vested in 2021. Other compensation also includes an $11,600 matching contribution to the Company’s 401(k) plan.
(7)	Mr. Miritello was not a NEO in 2019. Accordingly, only his compensation for 2020 and 2021 is listed on this table.
(8)	Mr. Miritello’s other compensation includes $10,107 in restricted stock dividends, including the Special Dividend, and accrued interest in respect of shares of restricted stock that were unvested at the time the Special Dividend was declared and that vested in 2021. Other compensation also includes a $4,260 reimbursement of the income tax liabilities associated with certain perquisites; $8,143 in travel expenses for Company-sponsored events; and an $11,600 matching contribution to the Company’s 401(k) plan.

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Pay Ratio

In 2021, the total compensation of Mr. Christopher, our Chief Executive Officer, was $10,841,767 as reported in the “Summary Compensation Table for 2021.” Based on the methodology described below, we determined that the median employee in terms of total 2021 compensation of all of our employees (other than Mr. Christopher) received an estimated $39,390 in total compensation for 2021. Therefore, the estimated ratio of 2021 total compensation of Mr. Christopher to the median employee was 275:1.

In general, we offer employees base salary, company retirement plan contributions, the opportunity to receive incentive awards for performance, and other benefits. In accordance with SEC rules, the median employee compensation provided above reflects company retirement plan contributions, incentive awards for 2021 performance and other benefits, but does not reflect benefits relating to group life or health plans generally available to all salaried employees.

To determine median employee compensation, we took the following steps:

•	We identified our employee population as of December 25, 2021, which consisted of approximately 5228 employees.
•	For each employee (other than Mr. Christopher), we determined the sum of his or her base salary for 2021, and incentive awards for 2021. Comparing the sums, we identified an employee whose compensation best reflects the Company employees’ median 2021 compensation, taking into account whether their compensation likely would reflect median employee compensation in future years.
•	In accordance with SEC rules, we then determined that employee’s 2021 total compensation was $39,390 using the approach required by the SEC when calculating our named executive officers’ compensation, as reported in the Summary Compensation Table.

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—	2021 GRANTS OF PLAN BASED AWARDS TABLE

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the fiscal year ended December 25, 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Stock Awards ($)
Gregory L. Christopher	—	688,462	1,721,154	4,302,885	—	—	—	—	—
	8/2/2021	—	—	—	—	75,000	—	—	3,259,125
Jeffrey A. Martin	—	153,000	382,500	956,250	—	—	—	—	—
	8/2/2021	—	—	—	—	23,000	—	—	999,465
Steffen Sigloch	—	131,400	328,500	821,250	—	—	—	—	—
	8/2/2021	—	—	—	—	22,000	—	—	956,010
Christopher J. Miritello	—	121,542	303,854	759,634	—	—	—	—	—
	8/2/2021	—	—	—	—	7,000	—	—	304,185
(1)	Represents annual cash incentive awards that could have been earned based on performance in 2021. These columns show awards that were possible at the threshold, target and maximum levels of performance for each NEO in 2021, determined by multiplying each named executive officer’s actual base salary paid during 2021, by the named executive officer’s incentive grade level factor, and then by a performance factor of 40% for the threshold level (for 80% achievement of the applicable performance criteria), 100% for the target level (for 100% achievement of the applicable performance criteria), capped at 250% for the maximum level.
(2)	The vesting of shares of performance-based restricted stock granted to our NEOs in 2021 is conditioned upon the Company’s actual performance as compared with certain adjusted EBITDA and average ROIC targets, each weighted on a 50%-50% basis, over a three-year reference period (December 27, 2020 to December 31, 2023). Subject to this performance condition, these shares will vest on July 30, 2024. For more information on the performance-based criteria, please see the section entitled “Performance Criteria for Performance-Based Restricted Stock.”

Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table

Employment Agreement with Mr. Christopher

On March 15, 2018, we entered into an indefinite term employment agreement (the “Employment Agreement”) with Mr. Christopher, pursuant to which he will continue to serve as the Company’s Chief Executive Officer, reporting directly to the Board. The Employment Agreement replaced Mr. Christopher’s prior employment agreement and, in so doing, eliminated the “single-trigger” severance to which Mr. Christopher would have been entitled upon the occurrence of a change in control of the Company.

The Employment Agreement provides that Mr. Christopher will receive a base salary of not less than $1,100,000 per year and will be eligible to receive an annual bonus award. For each fiscal year, Mr. Christopher’s target annual bonus will be 125% of his base salary upon achievement of target performance levels, and he will be eligible for a maximum annual bonus of 250% of base salary when performance equals or exceeds 125% of the applicable performance objectives. The actual annual bonus payable to Mr. Christopher will be based upon the actual level of achievement of annual Company and individual performance objectives for the applicable year, as determined by the Committee. In addition, during the term of Mr. Christopher’s employment, the Company will maintain a term life insurance policy for him with a face value of at least $5 million, and Mr. Christopher will have the right to name the beneficiary of such term life insurance policy.

In the event that Mr. Christopher’s employment is terminated for any reason (other than by the Company for “cause” (as defined in the Employment Agreement)), he will, subject to his execution of a general release in favor of the Company and his continued compliance with certain restrictive covenants (the “Conditions”), be entitled to receive the following: (i) any accrued but unpaid compensation and benefits; (ii) any unpaid annual bonus with respect to the previously completed fiscal year; (iii) subject to achievement of the applicable performance objectives for the fiscal year in which the termination occurs, payment of a prorated annual bonus for such fiscal year; and (iv) continued medical, dental and hospitalization coverage (or payment in lieu of coverage if coverage is not permitted by applicable law or the terms of the applicable plan) for Mr. Christopher, his spouse and covered dependents until the latest of Mr. Christopher’s 70th birthday, his spouse’s 70th birthday, and the 3rd anniversary of such termination.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     36

Additionally, if Mr. Christopher’s employment is terminated by the Company without “cause” or by Mr. Christopher for “good reason” (as defined in the Employment Agreement), and there has not been a “change in control” (as defined in the Employment Agreement) in the past 24 months, Mr. Christopher will, subject to the Conditions, be entitled to (i) continued payment of his base salary for 36 months; and (ii) an amount equal to 3 times Mr. Christopher’s target annual bonus in respect of the fiscal year in which such termination occurs (or prior fiscal year, if greater), such amount to be paid in equal installments over the 3-year period following such termination at the same time such amounts would otherwise have been paid had no termination occurred. If Mr. Christopher’s employment is terminated by the Company without “cause” or by Mr. Christopher for “good reason” within 24 months of a “change in control,” Mr. Christopher will, subject to the Conditions, be entitled to (i) payment of his base salary for 36 months in a lump sum on the first regularly-scheduled payroll date following the 60th day following such termination; and (ii) an amount equal to 3 times Mr. Christopher’s target annual bonus in respect of the fiscal year in which such termination occurs (or prior fiscal year, if greater), paid in a lump sum on the first regularly-scheduled payroll date following the 60th day following such termination. The Employment Agreement does not provide for any “single-trigger” severance payments or benefits.

The Employment Agreement does not provide any gross-up or tax assistance on the severance benefits. Instead, the Employment Agreement contains a “modified cutback” provision, which would act to reduce the benefits payable to Mr. Christopher to the extent necessary to avoid a “golden parachute excise tax,” but only if such reduction would result in Mr. Christopher retaining a larger after-tax amount.

Mr. Christopher is subject to certain restrictive covenants during the term of his employment and thereafter, including customary non-compete restrictions that apply for one year post-termination and customary non-solicitation restrictions with respect to current and prospective employees that apply for one year post-termination. In addition, during the term of his employment and for one year thereafter, Mr. Christopher is prohibited from contacting any customer or prospective customer of the Company, or any representative of the same, for the purpose of providing any service or product competitive with any service or product sold or provided by the Company.

Change in Control Agreements with Messrs. Martin, Sigloch and Miritello

On July 26, 2016, the Company entered into change in control agreements with certain key members of the management team, including Messrs. Martin and Sigloch. The Company entered into a substantially similar change in control agreement with Mr. Miritello on January 3, 2017. Pursuant to those agreements, if, upon or within two years following a “change in control”, the executive’s employment is terminated by the Company without “cause” (other than on account of death or Disability), or by the executive for “good reason”, subject to execution of a general release of claims, the executive will be entitled to: (i) an amount equal to two times the executive’s base salary (as in effect immediately prior to the change in control or, if greater, the date of such termination); and (ii) an amount equal to two times the average annual bonus paid to the executive (including, for this purpose only, any amounts deferred) in respect of the three calendar years immediately preceding the calendar year in which the change in control occurs (or the three calendar years immediately preceding the calendar year of such termination, if greater). On February 22, 2022, the Company entered into amended change in control agreements with Messrs. Martin and Miritello, pursuant to which, if, upon or within three years following a “change in control”, the executive’s employment is terminated by the Company without “cause” (other than on account of death or Disability), or by the executive for “good reason”, subject to execution of a general release of claims, each executive is entitled to three times the executive’s base salary and three times the executive’s average annual bonus, as outlined in the foregoing. The terms “change in control” and “cause” are defined in the 2014 Incentive Plan and the term “good reason” is defined in each executive’s change in control agreement, as amended. The agreements also provide that for two years following termination under the circumstances described above, each of Messrs. Martin, Sigloch and Miritello will receive (subject to the executive’s election of COBRA continuation coverage under the Company’s group health plan) continued coverage under the Company’s group health plan at the Company’s cost (or at the direction of the Company, reimbursement for COBRA premiums) for two years following such termination.

Further, the amended agreements with Messrs. Martin and Miritello provide that if either executive is terminated without “cause,” notwithstanding the non-occurrence of a “change in control,” he is entitled to (i) an amount equal to two times the executive’s base salary (as in effect immediately prior to the date of such termination); and (ii) an amount equal to two times the average annual bonus paid to the executive (including, for this purpose only, any amounts deferred) in respect of the three calendar years immediately preceding the calendar year in which such termination occurs.

2019 and 2014 Incentive Plans

In 2021, we maintained the 2019 Incentive Plan and 2014 Incentive Plan (together, the “Plans”), which were approved by our stockholders at our Annual Meetings held in May 2019 and May 2014 respectively. The Committee administers the Plans and is authorized to, among other things, designate participants, grant awards, including cash-based awards that historically were intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, determine the number of shares of Common Stock to be covered by awards and determine the terms and conditions of any awards, and construe and interpret the Plans and award agreements issued pursuant thereto. The 2014 Incentive Plan reserved 1,500,000 shares of our Common Stock for issuance, subject to adjustment in the event of any change in the outstanding Common Stock or the capital structure of the Company or any other similar corporate transaction or event. The 2019 Plan reserved 2,000,000 shares of our Common Stock for issuance, subject to adjustments under similar circumstances.

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—	OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR-END

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers as of December 25, 2021.

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Gregory L. Christopher(4)	07/28/2016	—	—	—	—	10,000	(2)	585,100	—	—
	07/27/2017	—	—	—	—	24,000		1,404,240	8,000	468,080
	07/26/2018	—	—	—	—	49,000		2,866,990	50,000	2,925,500
	07/25/2019	—	—	—	—	70,000		4,095,700	66,000	3,861,660
	08/07/2020	—	—	—	—	45,000		2,632,050	30,000	1,755,300
	08/02/2021	—	—	—	—	—		—	75,000	4,388,250
Jeffrey A. Martin	07/28/2016	—	—	—	—	8,000	(2)	468,080	—	—
	07/27/2017(5)	—	—	—	—	4,000		234,040	7,000	409,570
	07/26/2018(6)	—	—	—	—	8,400		491,484	6,000	351,060
	08/08/2019(8)	—	—	—	—	12,000		702,120	6,000	351,060
	08/07/2020(10)	—	—	—	—	15,000		877,650	8,000	468,080
	08/02/2021	—	—	—	—	—		—	23,000	1,345,730
Steffen Sigloch	07/28/2016	—	—	—	—	12,000	(2)	702,120	—	—
	07/27/2017(5)	—	—	—	—	6,000		351,060	10,000	585,100
	07/26/2018(6)	—	—	—	—	10,500		614,355	10,000	585,100
	08/08/2019(8)	—	—	—	—	13,000		760,630	10,000	585,100
	08/07/2020(11)	—	—	—	—	12,000		702,120	10,000	585,100
	08/02/2021	—	—	—	—	—		—	22,000	1,287,220
Christopher J. Miritello	09/14/2015	14,666	—	24.58	09/14/2025	—		—	—	—
	07/28/2016	—	—	—	—	2,000	(2)	117,020	—	—
	07/27/2017(5)	—	—	—	—	800		46,808	2,000	117,020
	07/26/2018(7)	—	—	—	—	4,500		263,295	—	—
	08/08/2019(9)	—	—	—	—	2,500		146,275	2,500	146,275
	08/07/2020(11)	—	—	—	—	4,000		234,040	2,000	117,020
	08/02/2021	—	—	—	—	—		—	7,000	409,570
(1)	The options granted to Mr. Miritello in 2015, are fully vested. All outstanding vested options are exercisable until they expire on the tenth anniversary of the grant date, subject to earlier cancellation. All outstanding options were adjusted in March 2017 due to payment of the Special Dividend. The amount of outstanding options and the exercise prices shown in the above table are post-adjustment.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     38

(2)	The vesting of shares of performance-based restricted stock granted to all NEOs in 2016-2019 is conditioned upon the Company’s achievement of a 3.5% compounded annual growth rate in total stockholder return or diluted earnings per share over a defined reference period, and subject to earlier vesting in connection with a change in control or a termination of employment due to death, disability or a qualifying retirement (subject, in the case of a qualifying retirement, to achievement of the performance criteria, measured through the last day of the fiscal year preceding the year in which such qualifying retirement occurs). For the performance-based restricted stock granted to these executives on July 28, 2016, the vesting date is February 28, 2022, and the reference period is December 26, 2015, to the last day of the 2021 fiscal year (and accordingly, such shares are reported in the table as units of stock that have not vested, rather than as unearned equity incentive plan awards). For the performance-based restricted sock granted to these executives on July 27, 2017, the vesting date is February 28, 2023, and the reference period is December 31, 2016, to the last day of the 2022 fiscal year. For the performance-based restricted stock granted to these executives on July 26, 2018, the vesting date is February 28, 2023, and the reference period is December 30, 2017, to the last day of the 2022 fiscal year. For the performance-based restricted stock granted to these executives on August 8, 2019 (or in the case of Mr. Christopher, July 25, 2019), the vesting date is February 28, 2024, and the reference period is December 30, 2018, to the last day of the 2023 fiscal year.
(3)	The vesting of shares of performance-based restricted stock granted to our NEOs in 2020 and 2021 is conditioned upon the Company’s actual performance as compared with certain adjusted EBITDA and average ROIC targets, each weighted on a 50%-50% basis, over a three-year reference period . For the performance-based stock granted to our NEOs in 2020, the vesting date, subject to achievement of the performance condition, is July 20, 2023, and the reference period is from December 29, 2019 to December 31, 2022. For the performance-based restricted stock granted to these executives in 2021, the vesting date, subject to achievement of the performance condition, is July 30, 2024, and the reference period is from December 27, 2020 to December 30, 2023. For more information on the performance-based criteria, please see the section entitled “Performance Criteria for Performance-Based Restricted Stock.”
(4)	Shares of time-based restricted stock granted to Mr. Christopher vested or will vest 30% on each of the third and fourth anniversaries of the vesting commencement date (July 30 of the year of grant), and 40% on the fifth anniversary of the vesting commencement date, in each case, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability. The shares of time-based restricted stock granted to Mr. Christopher in 2017 are also subject to earlier vesting in connection with a termination of employment by us without cause or by Mr. Christopher for good reason.
(5)	Shares of time-based restricted stock vested or will vest 30% on each of July 30, 2020, and July 30, 2021, and 40% on July 30, 2022, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.
(6)	Shares of time-based restricted stock vested or will vest 30% on each of July 30, 2021, and July 30, 2022, and 40% on July 30, 2023, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.
(7)	Shares of time-based restricted stock will vest 100% on July 30, 2023, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.
(8)	Shares of time-based restricted stock will vest 30% on each of July 30, 2022, and July 30, 2023, and 40% on July 30, 2024, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.
(9)	Shares of time-based restricted stock will vest 100% on July 30, 2024, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.
(10)	Shares of time-based restricted stock will vest 30% on each of July 30, 2023, and July 30, 2024, and 40% on July 30, 2025, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.
(11)	Shares of time-based restricted stock will vest 100% on July 30, 2025, subject to earlier vesting in connection with a termination of employment due to death or disability. Shares of time-based restricted stock granted to Messrs. Sigloch and Miritello are also subject to earlier vesting in connection with a change in control.

—	2021 STOCK VESTED AND OPTIONS EXERCISED

The following table sets forth the value realized by each of our named executive officers as a result of the vesting of restricted stock and exercise of stock options during the fiscal year ended December 25, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gregory L. Christopher	—	—	63,000	2,735,460
Jeffrey A. Martin	—	—	17,600	870,382
Steffen Sigloch	—	—	24,000	1,178,610
Christopher J. Miritello	—	—	1,400	60,788
(1)	The amounts shown in the Value Realized on Exercise Column equals the number of options exercised multiplied by the market value of the Company’s stock on the exercise date less the option exercise price.
(2)	The amounts shown in the Value Realized on Vesting Column equal the number of shares vested multiplied by the market value of the Company’s stock on the vesting date.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     39

—	POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL AS OF THE END OF 2021

Pursuant to the employment agreement with our Chief Executive Officer, and the equity award and change in control agreements with our other named executive officers, upon a change in control or certain terminations of employment, our named executive officers are entitled to payments of compensation and benefits and/or accelerated vesting of equity awards, in each case as described below. The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) a change in control, (ii) an involuntary termination without cause or a resignation for good reason (specifically, for Messrs. Martin, Sigloch and Miritello, the occurrence of such a termination upon or within two years following a change in control), and (iii) a termination by reason of death or disability. The named executive officers are not entitled to any payments in connection with a termination for cause.

The amounts shown assume the applicable triggering event occurred on December 25, 2021, and are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

Name	Triggering Event	Salary & Bonus ($)		Benefits ($)		Accelerated Vesting of Equity Awards ($)		Total ($)
Gregory L. Christopher	Termination Without Cause or for Good Reason	14,090,385	(1)	278,035	(3)	3,011,643	(4)	17,380,063
	Termination Due to Death or Disability	4,302,885	(2)	278,035	(3)	25,537,993	(4)	30,118,913
	Change in Control	—		—		25,537,993	(4)	25,537,993
	Termination Without Good Reason	—		278,035	(3)	—		278,035
Jeffrey A. Martin	Termination Without Cause or for Good Reason following a Change in Control	2,272,210	(5)	36,544	(5)	5,877,769	(4)	8,186,523
	Termination Due to Death or Disability	—		—		5,877,769	(4)	5,877,769
	Change in Control	—		—		5,877,769	(4)	5,877,769
Steffen Sigloch	Termination Without Cause or for Good Reason following a Change in Control	1,828,675	(5)	36,544	(5)	7,006,885	(4)	8,872,104
	Termination Due to Death or Disability	—		—		7,006,885	(4)	7,006,885
	Change in Control	—		—		7,006,885	(4)	7,006,885
Christopher J. Miritello	Termination Without Cause or for Good Reason following a Change in Control	1,712,637	(5)	15,945	(5)	1,644,576	(4)	3,373,158
	Termination Due to Death or Disability					1,644,576	(4)	1,644,576
	Change in Control					1,644,576	(4)	1,644,576
(1)	Includes the value of continuation of base salary and annual incentive compensation (determined based upon Mr. Christopher’s 2021 target bonus) for three years post-termination. Also includes the value of a pro-rata bonus for the year of termination, determined based on actual performance, which is payable upon a termination for any reason (other than by the Company for cause). The pro-rata bonus amount listed represents Mr. Christopher’s 2021 bonus paid pursuant to our 2020 annual incentive program. If Mr. Christopher is terminated without cause or resigns for good reason during the 24-month period following a change in control, the amounts will be paid in a lump sum within 60 days following termination.
(2)	Includes the value of a pro-rata bonus for the year of termination. The pro-rata bonus amount listed represents Mr. Christopher’s 2021 bonus paid pursuant to our 2021 annual incentive program.
(3)	Includes the value of continued participation in the Company’s benefit plans following termination of employment until Mr. Christopher’s spouse’s 70th birthday, which Mr. Christopher is entitled to following a termination for any reason (other than by the Company for cause).
(4)	Includes the value of accelerated vesting of unvested shares of restricted stock as of December 25, 2021, based on a per share value of $58.51. Unvested shares of restricted stock granted to NEOs will vest automatically in connection with a termination due to death or disability or a change in control. Mr. Christopher is also entitled to accelerated vesting of certain of his awards upon an involuntary termination without cause or a resignation for good reason. Payments to which named executive officers are entitled upon the accelerated vesting of restricted stock included payments associated with declared dividends and interest.
(5)	Includes the value of: (i) two times the executive’s base salary as in effect on December 25, 2021; (ii) two times the average annual bonus actually paid to the executive for the three calendar years preceding December 25, 2021; and (iii) the value of continued participation in Company’s group health plan for a period of two years. All amounts are payable on an involuntary termination without cause or upon a resignation by the executive for good reason that occurs upon or within two years following a change in control. As of December 25, 2021, Messrs. Martin, Sigloch and Miritello were not entitled to any amounts in connection with such an involuntary termination occurring outside of this two-year, post-change in control window. As discussed above, as of February 22, 2022, the agreements for Messrs. Martin and Miritello were amended. For additional details on the changes to the payments and benefits that may become payable to Messrs. Martin and Miritello on a qualifying termination, see the summary of the change in control agreements contained in the Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table above.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     40

PRINCIPAL STOCKHOLDERS

As of March 18, 2022, the following parties were known by the Company to be the “beneficial owner” of more than five percent of the Common Stock:

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	8,715,364	(1)	15.2%	(2)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	6,224,928	(3)	10.9%	(2)
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580	5,242,176	(4)	9.1%	(2)
Allspring Global Investments Holdings, LLC 525 Market Street, 10th Floor San Francisco, CA 94015	4,160,483	(5)	7.3%	(2)

(1)	This information is based on a Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission (“SEC”) on January 25, 2022. BlackRock filed this Schedule 13G/A on its own behalf and on behalf of certain of its subsidiaries. The Schedule 13G reported that BlackRock has sole voting and dispositive power with respect to 8,639,499 and 8,715,634, respectively, of the shares shown. The Schedule 13G also reported that BlackRock Fund Advisors owned 5% or greater of the security class being reported on the Schedule 13G.
(2)	The percent of class shown was based on the shares of Common Stock reported on the Schedule 13G/A and the total number of shares outstanding as of December 25, 2021. The difference in the total number of shares outstanding on December 25, 2021 and March 18, 2022 does not materially affect the percentage of ownership of the class.
(3)	This information is based on a Schedule 13G/A filed by The Vanguard Group, Inc. (“VGI”) with the SEC on February 10, 2022. According to the Schedule 13G/A, VGI has sole dispositive power with respect to 6,106,973 of the shares shown. VGI also has shared voting power with respect to 69,970 of the shares shown, and shared dispositive power with respect to 117,955 of the shares shown.
(4)	This information is based on a Schedule 13D/A filed by GAMCO Investors Inc. (“GBL”) and certain of its affiliates (collectively, the “Gabelli Reporters”) on October 7, 2021. The Schedule 13D/A reported that GAMCO Asset Management, Inc. (“GAMCO”) beneficially owns 3,139,076 of the shares reported; Gabelli Funds, LLC (“Gabelli Funds”) beneficially owns 1,979,900 of the shares reported; GGCP, Inc. (“GGCP”) beneficially owns 18,500 of shares reported; Mario J. Gabelli (“Gabelli”) beneficially owns 500 of the shares reported; Gabelli Foundation, Inc. beneficially owns 3,700 of the shares reported; MJG Associates, Inc. beneficially owns 98,000 of the shares reported; and Associated Capital Group, Inc. beneficially owns 2,500 of the shares reported. In addition, the Schedule 13D/A reported that each Gabelli Reporter (and certain executives, directors and other related persons as disclosed on the Schedule 13D/A) has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the Common Stock reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have authority to vote 84,200 of the reported shares, (ii) Gabelli Funds, a wholly-owned subsidiary of GBL, has sole dispositive and voting power with respect to the shares of the Company held by certain funds (the “Funds”) for which it provides advisory services, so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares, (iii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Gabelli, Associated, GBL, and GGCP is indirect with respect to Common Stock beneficially owned directly by other Gabelli Reporters.
(5)	This information is based on a Schedule 13G filing by Allspring Global Investments Holdings, LLC (“AGIH”) on January 19, 2022. AGIH filed this Schedule 13G on its own behalf and on behalf of certain of its affiliates, including Allspring Global Investments, LLC and Allspring Funds Management, LLC (collectively with AGIH, “Allspring”). The Schedule 13G reported that prior to its sale on November 1, 2021, AGIH was a subsidiary of Wells Fargo & Company, and that prior to that date, its holdings were included on Schedules 13G filed by Wells Fargo & Company, LLC. The Schedule 13G reported that Allspring has sole voting and dispositive power with respect to 3,936,336 and 4,160,483, respectively, of the shares shown.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     41

BENEFICIAL OWNERSHIP OF COMMON STOCK BY INSIDERS

The following table sets forth, as of the close of business on March 18, 2022, information about the 1,618,215 shares of Common Stock (calculated based on 57,234,851 shares outstanding) beneficially owned by each of the Company’s current directors, nominees for director, executive officers and named executive officers. The “named executive officers” are those individuals set forth in the “Summary Compensation Table for 2021” included herein. Unless otherwise indicated, all directors, nominees for director, executive officers and named executive officers have sole voting and investment power with respect to the shares of Common Stock reported. The table and the accompanying footnotes set forth the foregoing persons’ current positions with the Company, principal occupations and employment over the preceding five years, age and directorships held in certain other publicly-owned companies.

Principal Occupation, Employment, etc.	Common Stock Beneficially Owned as of March 18, 2022	Percent of Class
Chairman and Chief Executive Officer
Gregory L. Christopher(1)	714,965	1.2%
Independent Directors
Elizabeth Donovan(2)	22,000	*
William C. Drummond(3)	200
Gennaro J. Fulvio(4)	68,754	*
Gary S. Gladstein(5)	177,695	*
Scott J. Goldman(6)	57,145	*
John B. Hansen(7)	88,885	*
Terry Hermanson(8)	55,126	*
Charles P. Herzog, Jr.(9)	35,024	*
Section 16 Officers
Jeffrey A. Martin(10)	180,625	*
Executive Vice President, Chief Financial Officer and Treasurer since February 14, 2013; age 55
Christopher J. Miritello(11)	47,919	*
Executive Vice President, General Counsel and Secretary since January 1, 2017; age 39
Steffen Sigloch(12)	169,877	*
Chief Manufacturing Officer since May 4, 2017; age 53
SECTION 16 OFFICERS AND DIRECTORS AS A GROUP	1,618,215	2.8%**

*	Less than 1%
**	Includes 206,220 shares of Common Stock which are subject to currently exercisable stock options and 649,200 shares of non-vested restricted stock held by executive officers and directors of the Company.
(1)	The number of shares of Common Stock beneficially owned by Mr. Christopher includes (i) 417,000 shares of non-vested restricted stock, (ii) 123,500 shares owned by a trust in which his wife is beneficiary, (iii) 83,500 shares owned by a trust in which he is beneficiary and (iv) 6,800 shares of Common Stock which are owned by Mr. Christopher’s children.
(2)	The number of shares of Common Stock beneficially owned by Ms. Donovan includes (i) 14,000 shares of Common Stock which are subject to currently exercisable stock options, (ii) 2,000 shares of Common stock which are owned by Ms. Donovan’s spouse and (iii) 2,000 shares of non-vested restricted stock.
(3)	Mr. Drummond was elected to the Board effective January 1, 2022.
(4)	The number of shares of Common Stock beneficially owned by Mr. Fulvio includes (i) 39,555 shares of Common Stock which are subject to currently exercisable stock options, (ii) 27,199 shares of Common Stock which are owned by Mr. Fulvio’s spouse and (iii) 2,000 shares of non-vested restricted stock.
On June 27, 2017, pursuant to an Offer of Settlement, and without admitting or denying the findings contained therein, the PCAOB issued an Order Instituting Disciplinary Proceedings, Making Findings and Imposing Sanctions against Fulvio & Associates LLP (the “Firm”), Mr. Fulvio and certain other named affiliates of the Firm (collectively, “Respondents”) for Respondents’ having allegedly “violated PCAOB rules and standards in connection with their audit and examination engagement for a broker-dealer client, for the fiscal year ending June 30, 2014.” See PCAOB Release No. 105-2017-029 dated June 27, 2017. The Firm is currently registered with the PCAOB, and Mr. Fulvio may participate in audits pursuant to PCAOB standards.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     42

(5)	The number of shares of Common Stock beneficially owned by Mr. Gladstein includes (i) 44,444 shares of Common Stock which are subject to currently exercisable stock options and (ii) 2,000 shares of non-vested restricted stock.
(6)	The number of shares of Common Stock beneficially owned by Mr. Goldman includes (i) 39,555 shares of Common Stock which are subject to currently exercisable stock options and (ii) 2,000 shares of non-vested restricted stock.
(7)	The number of shares of Common Stock beneficially owned by Mr. Hansen includes (i) 16,000 shares of Common Stock which are subject to currently exercisable stock options, (ii) 13,000 shares of Common Stock owned by a trust where his wife and children serve as beneficiaries and (iii) 2,000 shares of non-vested restricted stock.
(8)	The number of shares of Common Stock beneficially owned by Mr. Hermanson includes (i) 20,000 shares of Common Stock which are subject to currently exercisable stock options and (ii) 2,000 shares of non-vested restricted stock.
(9)	The number of shares of Common Stock beneficially owned by Mr. Herzog includes (i) 18,000 shares of Common Stock which are subject to currently exercisable stock options, (ii) 5,000 shares of Common Stock owned by a trust of which Mr. Herzog’s children are beneficiaries; (iii) 6,000 shares of Common Stock owned by a trust of which Mr. Herzog’s spouse is beneficiary and (iv) 2,000 shares of non-vested restricted stock.
(10)	Mr. Martin served (i) as Interim Chief Financial Officer of the Company from October 26, 2012 until February 14, 2013, (ii) as Vice President - Corporate Development of the Company from January 11, 2011 until October 26, 2012, (iii) as Vice President-Finance & Corporate Development from August 1, 2008 until January 11, 2011, and (iv) as Vice President-Operations, Standard Products Division prior to August 1, 2008. The number of shares of Common Stock beneficially owned by Mr. Martin includes (i) 85,641 shares of Common Stock owned jointly between Mr. Martin and his wife and (ii) 89,400 shares of non-vested restricted stock.
(11)	Mr. Miritello served as Deputy General Counsel of the Company from September 15, 2015 to December 31, 2016. Prior to joining the Company, he was associated with the New York office of Willkie Farr & Gallagher LLP. The number of shares of Common Stock owned by Mr. Miritello includes (i) 14,666 shares of Common Stock which are subject to currently exercisable stock options and (ii) 25,300 shares of non-vested restricted stock.
(12)	Mr. Sigloch served as (i) President – Piping Systems North America of the Company from May 5, 2016 until May 4, 2017; (ii) President – Extruded Products of the Company from January 1, 2013 until May 5, 2016, (iii) Corporate Vice President – Engineering and Manufacturing of the Company from January 1, 2012 until January 1, 2013, and (iv) Vice President – Engineering and Manufacturing of Mueller Europe, Ltd, from July 1, 2011 until January 1, 2012. Prior to joining the Company on July 1, 2011, Mr. Sigloch served as Chief Executive Officer of Wieland Copper Products, LLC. The number of shares of Common Stock beneficially owned by Mr. Sigloch includes 103,500 shares of non-vested restricted stock.

—  DELINQUENT SECTION 16(a) REPORTS

Based solely upon its review of Forms 3 and 4 received by it, and written representations from certain reporting persons about whether any Form 5 filings were required, the Company believes that during 2021, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with, except as follows:

•	On August 18, 2021, Mr. Hansen completed a transaction of Common Stock requiring a Form 4 report, but a Form 4 was not timely filed (a Form 4 reporting the transaction was filed on August 23, 2021).

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     43

ADDITIONAL MATTERS

—  VOTING SECURITIES

At the close of business on the Record Date, there were 57,234,851 shares of Common Stock outstanding, which are the only shares entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote. Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. The Bylaws do not provide for cumulative voting for the election of directors.

On March 9, 2017, the Company paid a special dividend (the “Special Dividend”) consisting of $3.00 in cash and $5.00 in principal amount of the Company’s 6% Subordinated Debentures due 2027 (the “Debentures”, which were fully redeemed by the Company on April 15, 2021) for each share of Common Stock outstanding as of the close of business on February 28, 2017. In connection with the Special Dividend, in accordance with the Company’s outstanding stock option plans and agreements, the Company adjusted the shares subject to and the per share exercise price with respect to outstanding options. This adjustment resulted in an increase in the number of shares subject to each outstanding option and an adjustment to the option purchase price designed to maintain the option holders’ intrinsic value following issuance of the Special Dividend. References in this Proxy Statement to beneficial stock ownership or outstanding options for periods following March 9, 2017 reflect the equitable adjustment made to options outstanding on February 28, 2017.

—  STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP AND OTHER PROPOSALS FOR THE 2023 ANNUAL MEETING

It is anticipated that the next Annual Meeting after the one scheduled for May 5, 2022 will be held on or about May 4, 2023. The Company’s Bylaws require that, for nominations of directors or other business to be properly brought before an Annual Meeting, written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information concerning the nominating or proposing stockholder and information concerning the nominee and must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company, in the case of the Annual Meeting to be held in 2023, no earlier than December 7, 2022 and no later than January 6, 2023. To comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by SEC Rule 14a-19 under the Exchange Act no later than March 6, 2023. A copy of the applicable provisions of the Bylaws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below.

In addition to the foregoing, and in accordance with the rules of the SEC, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting to be held in 2023, such proposal must be received by the Secretary of the Company by December 1, 2022 in the form required under and subject to the other requirements of the applicable rules of the SEC. If the date of the Annual Meeting to be held in 2023 is changed to a date more than 30 days earlier or later than May 4, 2023, the Company will inform the stockholders in a timely fashion of such change and the date by which proposals of stockholders must be received for inclusion in the proxy materials. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

If a stockholder intends to present a proposal at the 2023 Annual Meeting without any discussion of the proposal in our proxy statement, and the stockholder does not notify us of such proposal on or before February 14, 2023 as required by SEC Rule 14a-4(c)(1), then proxies received by us for the 2023 Annual Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of any such proposal is to be sent to the address set forth below.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     44

OTHER INFORMATION

If any matter not described herein should properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by them as they deem appropriate. At the date of this Proxy Statement, the Company knew of no other matters which might be presented for stockholder action at the Annual Meeting.

Consolidated financial statements for the Company are included in the Annual Report to Stockholders for the year ended December 25, 2021 that accompanies this Proxy Statement. These financial statements are also on file with the SEC, 100 F Street, N.E., Washington, D.C. 20549 and with the NYSE. The Company’s SEC filings are also available at the Company’s website at www. muellerindustries.com or the SEC’s website at www.sec.gov.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED FOR THE YEAR ENDED DECEMBER 25, 2021 (EXCLUDING EXHIBITS) OR, AS NOTED HEREIN, ANY OF THE COMPANY’S BOARD COMMITTEE CHARTERS, CORPORATE GOVERNANCE GUIDELINES, OR CODE OF ETHICS WILL BE FURNISHED, WITHOUT CHARGE, BY WRITING TO CHRISTOPHER J. MIRITELLO, CORPORATE SECRETARY, MUELLER INDUSTRIES, INC., AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS (150 SCHILLING BOULEVARD, SUITE 100, COLLIERVILLE, TENNESSEE 38017). UPON RECEIPT BY WRITING TO THE FOREGOING ADDRESS, THE COMPANY WILL ALSO FURNISH ANY OTHER EXHIBIT OF THE ANNUAL REPORT ON FORM 10-K UPON ADVANCE PAYMENT OF THE REASONABLE OUT-OF-POCKET EXPENSES OF THE COMPANY RELATED TO THE COMPANY’S FURNISHING OF SUCH EXHIBIT.

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     45

—  NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL MEETING TO BE HELD ON MAY 5, 2022

The Proxy Statement and Annual Report are available at: http://www.proxyvote.com You will need the Control Number included on your proxy card. For the date, time, and location of the Annual General Meeting, please refer to “Solicitation of Proxies.” For information on how to attend and vote in person at the Annual General Meeting, an identification of the matters to be voted upon at the Annual General Meeting and the Board’s recommendations regarding those matters, please refer to “Solicitation of Proxies,” “Election of Directors,” “Appointment of Independent Registered Accounting Firm”, and “Approval of the Compensation of the Company’s Named Executive Officers.”

—  HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has enacted a rule that allows multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements, prospectuses and other disclosure documents if they consent to do so. This is known as “Householding.” Please note, if you do not respond, Householding will start 60 days after the mailing of this notice. We will allow Householding only upon certain conditions. Some of those conditions are:

•	You agree to or do not object to the Householding of your materials,
•	You have the same last name and exact address as another investor(s).

If these conditions are met, and SEC regulations allow, your household will receive a single copy of annual reports, proxy statements, prospectuses and other disclosure documents.

You may revoke a prior Householding consent at any time by contacting Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. We will remove you from the Householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document.

By order of the Board of Directors

Christopher J. Miritello
Corporate Secretary

MUELLER INDUSTRIES  •  2022 PROXY STATEMENT     46

MUELLER INDUSTRIES, INC.
150 SCHILLING BLVD., SUITE 100
COLLIERVILLE, TENNESSEE 38017

(901) 753.3200
MUELLERINDUSTRIES.COM

MUELLER INDUSTRIES

MUELLER INDUSTRIES, INC.
ATTN: CHRIS J. MIRITELLO
150 SCHILLING BLVD., SUITE 100
COLLIERVILLE, TN 38017

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Gregory L. Christopher
02) Elizabeth Donovan
03) William C. Drummond
04) Gary S. Gladstein
05) Scott J. Goldman
06) John B. Hansen
07) Terry Hermanson
08) Charles P. Herzog, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Approve the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm.	☐	☐	☐
3. To approve, on an advisory basis by non-binding vote, executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000534278_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

MUELLER INDUSTRIES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 5, 2022

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Christopher J. Miritello and Jeffrey A. Martin, and each of them, Proxies, with full power of substitution in each, to represent and to vote, as designated, all shares of Common Stock of Mueller Industries, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 5, 2022, and at all adjournments thereof, upon and in respect of the matters set forth on the reverse side hereof, and in their discretion, upon any other matter that may properly come before said meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side

0000534278_2 R1.0.0.24